As filed with the Securities and Exchange Commission on November 26, 2003
Registration No. 333-108552

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 2
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Jakks Pacific, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4527222
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

22619 Pacific Coast Highway

Malibu, California 90265
(310) 456-7799
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jack Friedman

Chairman
JAKKS Pacific, Inc.
22619 Pacific Coast Highway
Malibu, California 90265
(310) 456-7799
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Murray L. Skala, Esq.

Feder, Kaszovitz, Isaacson, Weber,
Skala, Bass & Rhine LLP
750 Lexington Avenue
New York, New York 10022-1200
(212) 888-8200
Fax: (212) 888-7776

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Unit	Price	Registration Fee(6)

Convertible Senior Notes due 2023	$98,000,000(1)	100%(2)(3)	$98,000,000(2)	$7,929

Common Stock, $0.001 par value per share	4,900,000 shares(4)	(5)	(5)	(5)

(1)	Represents the aggregate principal amount of Convertible Senior Notes due 2023 (the “Notes”) issued by the Registrant.
(2)	Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(i) under the Securities Act of 1933.
(3)	Exclusive of accrued interest and distributions, if any.
(4)	This number represents the number of shares of common stock that are initially issuable upon conversion of the Notes registered hereby. For purposes of estimating the number of shares of common stock to be included in the registration statement upon the conversion of the Notes, the Registrant calculated the number of shares issuable upon conversion of the Notes based on an initial conversion rate of 50.0 shares per $1,000 principal amount of the Notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the Notes, as this amount may be adjusted as a result of stock splits, stock dividends and similar transactions.
(5)	No additional consideration will be received for the common stock, and, therefore, no registration fee is required pursuant to Rule 457(i).
(6)	Previously paid upon the initial filing of this Registration Statement on September 5, 2003.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 26, 2003.

PROSPECTUS

$98,000,000

Convertible Senior Notes Due 2023 and

Shares of Common Stock Issuable Upon Conversion of the Notes

     We, JAKKS Pacific Inc., issued the Convertible Senior Notes due 2023 in a private offering in June 2003. Selling securityholders named in this prospectus or in prospectus supplements may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders.

     The holders of the notes may convert the notes into shares of our common stock at any time at an initial conversion price of $20.00 per share, subject to certain adjustments. This is equivalent to a conversion rate of 50.0 shares per $1,000 principal amount of notes. We will pay cash interest on the notes at an annual rate of 4.625% of the principal amount at issuance, from the issue date to June 15, 2010, payable on June 15 and December 15 of each year, commencing on December 15, 2003. After June 15, 2010, we will not pay cash interest on the notes. At maturity, on June 15, 2023, we will redeem the notes at their accreted principal amount, which will be equal to $1,811.95 (181.195%) per $1,000 principal amount at issuance. The “accreted principal amount” of a note will be equal to the principal amount of the note at issuance plus accretion, beginning June 15, 2010, on the principal amount at issuance so that the yield to maturity of the note will remain at 4.625% per year (equal to the cash interest prior to June 15, 2010), calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months. The notes will mature on June 15, 2023.

     Under certain circumstances set forth in this prospectus, we will pay contingent cash interest with respect to any six-month period from June 15 to December 14 and from December 15 to June 14, commencing with the six-month period beginning June 15, 2010, if the average note price (as defined in this prospectus) for the applicable five trading day period (as defined in this prospectus) to, but excluding, the day immediately preceding the first day of the relevant six-month period equals 120% or more of the accreted principal amount of the notes.

     The notes will be general unsecured obligations, ranking on a parity in right of payment with all our existing and future unsecured senior indebtedness and our other general unsecured obligations, and senior in right of payment to all our future subordinated indebtedness. We may redeem the notes at our option in whole or in part beginning on June 15, 2010, at 100% of their accreted principal amount plus accrued and unpaid interest (including contingent interest and additional amounts), if any, payable in cash. Holders may also require us to repurchase all or part of the notes on June 15, 2010, for cash, at a repurchase price of 100% of the principal amount per note plus accrued and unpaid interest (including contingent interest and additional amounts), if any. You may also require us to repurchase all or part of the notes on June 15, 2013 and June 15, 2018 at a repurchase price of 100% of the accreted principal amount per note plus accrued and unpaid interest (including contingent interest and additional amounts), if any. Any repurchases at June 15, 2013 and June 15, 2018 may be paid in cash, in shares of common stock or a combination of cash and shares of common stock. If a fundamental change of JAKKS occurs (as defined in this prospectus), holders may require us to purchase all or part of the notes, for cash, at a repurchase price of 100% of the accreted principal amount per note plus accrued and unpaid interest (including contingent interest and additional amounts), if any.

     We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market. Our common stock currently trades on the Nasdaq National Market under the symbol “JAKK.” The last reported sale price of our common stock on November 21, 2003 was $13.00 per share.

     We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders. The notes and the shares of common stock may be offered in negotiated transactions and otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on Nasdaq. See “Plan of Distribution.” The selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any notes or shares of common stock as principals, any profits received by such broker-dealers on the resale of the notes or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 8 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2003.

SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL ERISA CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT AUDITORS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
INDEX TO EXHIBITS

ABOUT THIS PROSPECTUS

      This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC through what is known as the shelf registration process. Under this process, any selling securityholder may sell any combination of the securities described in the prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

      In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information contained and incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate only as of the date of this prospectus or the prospectus supplement or the date of the document incorporated by reference, as the case may be, regardless of the time of delivery of the prospectus.

      We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

i

SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including “Risk Factors” beginning on page 8, before investing in the notes or our common stock. When we use the terms “JAKKS,” “we,” “us,” or “our,” we are referring to JAKKS Pacific, Inc. and its subsidiaries, unless the context requires otherwise or we expressly state otherwise in this prospectus.

JAKKS Pacific, Inc.

Our Business

      We are a leading multi-line, multi-brand toy company that designs, develops, produces and markets toys and related consumer products. We focus our business on acquiring or licensing well-recognized trademarks and brand names with long product histories (evergreen brands). We seek to acquire these evergreen brands because we believe they are less subject to market fads or trends. Our products are typically simpler, lower-priced toys and accessories and include:

•	Action figures and accessories including licensed characters, principally based on the World Wrestling Entertainment® and the Dragon Ball® franchises, and toy vehicles, including Road Champs® die-cast collectibles and Remco™ toy vehicles and role-play toys and accessories;

•	Craft, activity and stationery products, including Flying Colors® activity sets, compounds, playsets and lunch boxes and Colorworkshop® craft products such as Blopens®, and Pentech® writing instruments, stationery and activity products;

•	Child Guidance® infant and pre-school electronic toys, toy foam puzzle mats and blocks, activity sets, outdoor products, plush toys and slumber bags;

•	Seasonal toys and leisure products, including kites, Funnoodle® pool toys, and Storm™ water guns;

•	Toy candy through our creation of Tongue Tape™;

•	Electronic products, including karaoke machines, Laser Challenge™ and TV games;

•	Junior sports, including Disney® products, Gaksplat™ and Storm; and

•	Fashion and mini dolls and related accessories, including Disney Princesses sold in The Disney Store.

      We continually review the marketplace to identify and evaluate evergreen brands that we believe have the potential for significant growth. We generate growth within these brands by:

•	creating innovative products under established brand names;

•	focusing our marketing efforts to enhance consumer recognition and retailer interest;

•	linking them with our portfolio of evergreen brands;

•	adding new items to the branded product lines that we expect will enjoy greater popularity; and

•	adding new features and improving the functionality of products in the line.

      In addition to developing our proprietary brands and marks, we license marks such as World Wrestling Entertainment, Nickelodeon, Rugrats, SpongeBob SquarePants®, Dora the Explorer®, Blue’s Clues®, Mickey Mouse®, Barney®, Sesame Street®, Winnie the Pooh®, Hello Kitty, NASCAR and Car and Driver®. Licensing enables us to use these high-profile marks at a lower cost than we would incur if we purchased these marks or developed comparable marks on our own. By licensing marks, we have access to a far greater range of marks than would be available for purchase. We also license technology produced by unaffiliated inventors and product developers to improve the design and functionality of our products.

      We have capitalized on our relationship with World Wrestling Entertainment, Inc. (WWE) by obtaining an exclusive worldwide license for our joint venture with THQ Inc. (THQ), which develops, produces, manufactures and markets video games based on World Wrestling Entertainment characters and themes. Since the joint venture’s first title release in 1999, it has released 15 new titles. We have received $34.6 million in preferred returns as our profit from the joint venture through June 30, 2003.

      On March 11, 2002, we acquired an initial controlling interest in Toymax International, Inc. (“Toymax”), a developer and marketer of toys and related products, and completed the acquisition on October 25, 2002. This acquisition also added toy brand names such as Laser Challenge and Creepy Crawlers® to our brand portfolio. In addition, pool-related products branded under the name Funnoodle and kites branded under the name Go Fly a Kite® further diversified our portfolio with products popular in the spring and summer seasons.

      In November, 2002, we acquired certain product lines, assets and assumed certain specific liabilities from Trendmasters, Inc. (“Trendmasters”). Trendmasters added to our portfolio the Storm brand of water guns, gliders and junior sports toys, seasonal products for Halloween, Christmas and Easter, and vehicles, action figures, dolls and playsets under multiple brands.

      Most of our current products are relatively simple and inexpensive. In 2002, approximately 70.0% of our revenue came from products priced at ten dollars or less at retail. We believe that these products have enduring appeal and are less subject to general economic conditions, toy product fads and trends, and changes in retail distribution channels. As of June 30, 2003, we had over 4,300 products and 19 product categories. In addition, the simplicity of these products enables us to choose among a wider range of manufacturers and affords us greater flexibility in product design, pricing and marketing. Our product development process typically takes from three to nine months from concept to production and shipment to our customers. We believe that many licensors and retailers recognize and reward our ability to bring product to market faster and more efficiently than many of our competitors.

      We sell our products through our in-house sales staff and independent sales representatives to toy and mass-market retail chain stores, department stores, office supply stores, drug and grocery store chains, club stores, toy specialty stores and wholesalers. The Road Champs, Flying Colors and Pentech products also are sold to smaller hobby shops, specialty retailers and corporate accounts, among others. Our five largest customers are Wal-Mart, Kmart, Toys ’R’ Us, Target, and Kay Bee Toys, which collectively accounted for approximately 55.7% of our net sales in 2002. We have over 10,000 other customers, none of which accounted for more than 2.0% of our net sales in 2002.

Our Growth Strategy

      The execution of our growth strategy has resulted in increased revenues and earnings. From 1996 to 2002, our net sales, EBITDA and net income grew at a compound annual rate of 71.8%, 77.2% and 72.7%, respectively. In 2002, we generated net sales and EBITDA, excluding non-recurring items and profit from the joint venture with THQ, of $310.0 million and $47.9 million, respectively. Key elements of our growth strategy include:

•	Expand Core Products. We manage our existing and new brands through strong product development initiatives, including introducing new products, modifying existing products and extending existing product lines. Our product designers strive to develop new products or product lines to offer added technological, aesthetic and functional improvements to our existing product lines. In 2001 we expanded the use of real-scan technology in our action toys and in 2002 we incorporated articulated joints and a flexible rubberized coating to enhance the life-like look and feel of these action toys. These innovations produce higher quality and better likenesses of the representative characters.

•	Enter New Product Categories. We will continue to use our extensive experience in the toy and related industries to evaluate products and licenses in new product categories and to develop additional product lines. We have entered the toy candy category through our creation of Tongue Tape, commenced marketing of licensed classic video games for simple plug-in use with television sets and expanded into slumber bags through the licensing of this category from our current licensors, such as Nickelodeon.

•	Pursue Strategic Acquisitions. We intend to supplement our internal growth rate with selected strategic acquisitions. Since our inception in 1995, we have successfully completed and integrated eleven acquisitions of companies and trademarks. These include our acquisitions of Justin Products, Road Champs, Remco, Child Guidance, Berk, Flying Colors, Pentech, Kidz Biz, Toymax and Trendmasters. Most recently, in May 2003, we acquired from P&M ColorWorkshop Holdings, Inc. the Blopen®, Blitzer® and SmArty Paints® line of products, which we plan on incorporating into our Flying Colors® and Pentech lines. We will continue focusing our acquisition strategy on businesses or brands that have compatible product lines and offer valuable trademarks or brands. In December 2002, we signed a three-year master toy license for Dragon Ball®, Dragon Ball Z® and Dragon Ball GT®. We will develop, manufacture and distribute action figures and action figure accessories based on these top-rated animated series.

•	Acquire Additional Character and Product Licenses. We have acquired the rights to use many familiar corporate, trade and brand names and logos from third parties that we use with our primary trademarks and brands. Currently, we have license agreements with the WWE, Nickelodeon, Disney, and Warner Bros., as well as with the licensors of the many popular licensed children’s characters previously mentioned, among others. We intend to continue to pursue new licenses from these entertainment and media companies and other licensors. We also intend to continue to purchase additional inventions and product concepts through our existing network of product developers.

•	Expand International Sales. We believe that foreign markets, especially Europe, Australia, Canada, Latin America and Asia, offer us significant growth opportunities. In 2002, our sales generated outside the United States grew 33.1% to approximately $53.2 million, or 17.2% of total net sales. We intend to continue to expand our international sales by capitalizing on our experience and our relationships with foreign distributors and retailers. Our recent expansion efforts included entering into a distribution agreement with Funtastic Ltd., an Australia based toy distributor. In addition, in December 2001, we acquired Kidz Biz for its distribution channels in the United Kingdom and surrounding territories. We expect these initiatives to continue to contribute to our international growth in 2003.

•	Capitalize On Our Operating Efficiencies. We believe that our current infrastructure and low-overhead operating model can accommodate significant growth without a proportionate increase in our operating and administrative expenses, thereby increasing our operating margins.

Industry Overview

      According to the Toy Industry Association, Inc., the leading toy industry trade group, total retail sales of toys, excluding video games, in the United States, were approximately $20.3 billion in 2002. Sales by domestic toy manufacturers to foreign customers exceeded $6.0 billion in 2002. In the United States video game segment, total retail sales of video game software were approximately $10.3 billion in 2002.

Credit Facility

      In October 2001, we and all of our subsidiaries jointly and severally secured a syndicated line of credit totaling $50.0 million with a consortium of banks led by Bank of America, N.A. (“Line of Credit”). In order to consummate the June 9, 2003 private offering of the notes, we and the banks amended the loan agreements governing the Line of Credit (the “Loan Agreements”) on June 3, 2003, pursuant to which amendment (i) the banks suspended certain of our covenants under the Loan Agreements, including those that prohibited us from consummating that private offering without the banks’ consent, and (ii) the banks’ obligations to extend credit under the Line of Credit were simultaneously suspended. The amendment contemplates that we and the banks will attempt to negotiate revised terms for the Line of Credit, to be reflected in a further amendment to the Loan Agreements, while waiving the requirement for obtaining consent for this offering. Although such negotiations are continuing, neither we nor the banks have any obligation to enter into any further amendment to the Loan Agreements. The amendment did not otherwise effect our right under the

Loan Agreements to voluntarily reduce or terminate the Line of Credit. As of the date of this prospectus there have never been any outstanding borrowings under the Line of Credit since its inception.

Our Corporate Information

      We were formed as a Delaware corporation in 1995. Our principal executive offices are located at 22619 Pacific Coast Highway, Malibu, California 90265. Our telephone number is (310) 456-7799. Our Internet website address is www.jakkspacific.com. The contents of our website are not part of this prospectus.

The Offering

Issuer	JAKKS Pacific, Inc.

Seller	One or more of the selling securityholders. For information about the selling securityholders, see “Selling Securityholders.” We are not selling the securities.

Securities Offered	$98.0 million principal amount of Convertible Senior Notes due 2023 and common stock issuable upon conversion of the notes.

Maturity Date	June 15, 2023.

Payment at Maturity	We will redeem the notes at their accreted principal amount on the maturity date. Their accreted principal amount on the maturity date will be equal to $1,811.95 (181.195%) per $1,000 of principal amount at issuance. The “accreted principal amount” of a note will be equal to the principal amount of a note at issuance plus accretion on the principal amount at issuance beginning on June 15, 2010, so that the yield to maturity of the notes will remain at 4.625% per year (equal to the cash interest prior to June 15, 2010), calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months.

Yield to Maturity of the Notes	4.625% per year (computed on a semi-annual bond equivalent basis) calculated from June 9, 2003 excluding any contingent interest.

Ranking	The notes are our general unsecured obligations, ranking on a parity in right of payment with all our existing and future unsecured senior indebtedness, and senior in right of payment with all our future subordinated indebtedness. The notes are effectively subordinated to the claims of all creditors of our subsidiaries. See “Description of Notes — Ranking.”

Cash Interest	4.625% per year of the principal amount at issuance from the issue date to, but excluding, June 15, 2010, payable semiannually in arrears in cash on June 15 and December 15 of each year, beginning on December 15, 2003. After June 15, 2010, we will not pay cash interest on the notes prior to maturity. We also will pay contingent interest if it becomes payable as described below.

Contingent Interest	We will pay contingent interest to the holders of notes with respect to any six-month period from June 15 to December 14 and from December 15 to June 14, commencing with the six-month period beginning June 15, 2010, if the average note price during an applicable 5 day trading period equals 120% or more of the accreted principal amount of such notes. The amount of contingent interest payable per note in respect of any six-month period will equal 0.375% per annum of the average note price for the designated 5 trading day reference period.

Conversion Rights	You may convert your notes only:

• if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the last day of the preceding calendar quarter exceeds 120% of the accreted conversion price per share of common stock (the accreted principal amount of a note divided by the number of shares issuable upon conversion of a note on that day) on the last day of the preceding calendar quarter;

• during the 5 trading day period after any 10 trading day period in which the note price was less than 105% of the conversion value and the conversion value for each day of such 10 trading day period was less than 90% of the accreted principal amount per note on such date. Upon surrender under this conversion right, holders will be eligible to receive a number of shares equal to the lesser of the conversion rate or that number of shares equal to the accreted principal amount per note divided by the sale price of the common stock on the day prior to conversion;

• if we have called the notes for redemption;

• during any period in which the notes are rated by either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group and the credit rating initially assigned to the notes by either rating agency is downgraded by two levels or more or the notes cease to be rated, provided that we have no obligation to have the notes rated; or

• upon the occurrence of specified corporate transactions described under “Description of the Notes — Conversion Rights.”

For each note converted, we will deliver 50.0 shares of our common stock. This represents an initial conversion price of $20.00 per share. The conversion rate is subject to adjustment under certain circumstances.

Sinking Fund	None.

Optional Redemption	We may not redeem the notes prior to June 15, 2010. We may redeem some or all of the notes at any time on or after June 15, 2010 at a redemption price of 100% of their accreted principal amount plus accrued and unpaid interest (including contingent interest and additional amounts), if any, payable in cash.

Repurchase at Option of Noteholders	You may require us to repurchase all or part of your notes on June 15, 2010, for cash, at a repurchase price of 100% of the principal amount per note plus accrued and unpaid interest (including contingent interest and additional amounts), if any. You may also require us to repurchase all or part of your notes on June 15, 2013 and June 15, 2018 at a repurchase price of 100% of the accreted principal amount per note plus accrued and unpaid interest (including contingent interest and additional amounts), if any. The accreted principal amount at June 15, 2013 will be $1,147.02 per $1,000 principal amount at issuance of the notes and at June 15, 2018 will be $1,441.65 per $1,000 principal amount at issuance of the notes. Any repurchases at June 15, 2013 and June 15, 2018 may be paid in cash, in shares of common stock or a combination of cash and shares of common stock.

Fundamental Change	Upon the occurrence of a fundamental change, as described in this prospectus, you will have the right to require us to repurchase for cash all or part of your notes at a price equal to 100% of their accreted principal amount plus accrued and unpaid interest (including contingent interest and additional amounts), if any. See “Description of the Notes — Repurchase of Notes at Your Option Upon a Fundamental Change.”

Registration Rights	We have agreed to use our best efforts keep the shelf registration statement, of which this prospectus forms a part, effective until two years after the latest date on which we issued the notes (or such earlier date when either (i) the holders of the notes and the common stock issuable upon conversion of the notes are able to sell their securities immediately pursuant to Rule 144(k) under the Securities Act of 1933, as amended, or the Securities Act, or (ii) the notes and the common stock issuable upon conversion of the notes are disposed of in accordance with this prospectus, or (iii) the notes and the common stock issuable upon conversion of the notes are no longer outstanding). If we do not comply with these registration obligations, we will be required to pay additional amounts to the holders of the notes or the common stock issuable upon conversion. See “Description of Notes — Registration Rights.”

U.S. Federal Income Tax Considerations	The notes and the common stock issuable upon conversion of the notes are subject to special and complex United States federal income tax rules. Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and common stock issuable upon conversion of the notes. See “Risk Factors — You should consider the negative United States federal income tax consequences of owning the notes” and “Material United States Federal Income Tax Considerations.”

Material ERISA Considerations	Fiduciaries and other persons considering purchasing notes and the common stock issuable upon conversion of the notes on behalf of, or with the assets of, any plan, account or other retirement arrangement should review the information set forth under “Material ERISA Considerations” prior to making any such purchase.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depositary Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	The notes issued in the initial private offering are eligible for trading on Nasdaq’s screen-based automated trading system known as PORTAL, “Private Offerings, Resale and Trading through Automated Linkages.” However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. Our common stock is traded on the Nasdaq National Market under the symbol “JAKK.”

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or shares of common stock underlying the notes.

Risk Factors

      An investment in the notes involves significant risks. You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under “Risk Factors” beginning on page 8.

RISK FACTORS

      An investment in the notes and shares of common stock underlying the notes involves significant risks. In addition to reviewing other information in this prospectus, you should carefully consider the following factors before deciding to purchase the notes or shares of common stock underlying the notes. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected and you might lose all or part of your investment.

Risks Related to the Notes

The notes are subordinated to all of our secured indebtedness and effectively subordinated to indebtedness of our subsidiaries.

      The notes are unsecured senior obligations of JAKKS and are not guaranteed by any of our subsidiaries. Accordingly, the notes are junior to all of our current and future secured indebtedness.

      Our right to receive any distribution of assets of any subsidiary upon that subsidiary’s liquidation, reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. As a result, the notes are effectively subordinated to the claims of such creditors.

There are no restrictive covenants in the indenture relating to our ability to incur future indebtedness.

      The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We may therefore incur additional debt, including secured indebtedness senior to the notes, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. As part of our growth strategy, we intend to use proceeds from the June 2003 private offering of the notes to finance potential acquisitions of companies, licenses, brands and product lines for product development, which may cause us or our subsidiaries to incur significant indebtedness to which the notes would be subordinate.

      A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except to the extent described under “Description of Notes — Repurchase of Notes at Your Option Upon a Fundamental Change.”

The ability of our subsidiaries to distribute funds to us may be limited, which could make it more difficult for us to pay principal or interest with respect to the notes.

      We often conduct operations through our subsidiaries and we are dependent upon the cash flow of our subsidiaries to meet our obligations. If our subsidiaries need to retain cash for operations, or because of statutory or contractual restrictions, we may not be able to make interest or principal payments when due to holders of the notes or we may not be able to purchase the notes upon a fundamental change or in connection with the optional redemption at the option of noteholders.

We may not have the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.

      On June 15, 2010, June 15, 2013 and June 15, 2018, holders of the notes may require us to purchase their notes, which repurchase may be made for cash. In addition, holders may also require us to purchase their notes upon a fundamental change as described under “Description of Notes — Repurchase of Notes at Your Option Upon a Fundamental Change.” If we do not have or have access to sufficient funds to repurchase the notes, then we would not be able to repurchase your notes. In fact, we expect that we would require third-party financing, but we cannot assure you that we would be able to obtain that financing on favorable terms or at all.

An active trading market for the notes may not develop.

      We cannot provide any assurances that an active trading market will develop for the notes or that you will be able to sell your notes. We do not intend to apply for listing of the notes on any national securities exchange or quotation of the notes on the Nasdaq National Market. Additionally, while the notes issued in the initial private offering have been designated for trading in the PORTAL market, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. See “Description of Notes.”

      If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interests rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the notes.

      Holders of the notes are entitled to convert the notes into our common stock, among other circumstances, if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the last day of the preceding calendar quarter exceeds 120% of the accreted conversion price per share on the last trading day of such preceding calendar quarter. Until this contingency or another conversion contingency is met, the shares underlying the notes are not included in the calculation of our basic or fully diluted earnings per share. Should this contingency be met, fully diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the fully diluted earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of our fully diluted earnings per share.

     You should consider the negative United States federal income tax consequences of owning the notes.

      We and each holder agreed in the indenture to treat the notes as “contingent payment debt instruments” subject to the contingent payment debt regulations. As a result, a holder will be required to include amounts in income, as original issue discount, in advance of the receipt of cash or our common stock attributable to such income, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a fixed-rate, noncontingent, nonconvertible borrowing with terms and conditions otherwise comparable to those of the notes (which we have determined to be 9.375%, compounded semi-annually), even though the notes will have a significantly lower yield to maturity. A holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion, repurchase or redemption of the notes at a gain. In computing such gain, the amount realized by a holder will include, in the case of a conversion or repurchase, the amount of any cash and the fair market value of shares received. Holders are urged to consult their own tax advisors as to the United States federal, state and other tax consequences of acquiring, owning and disposing of the notes and shares of common stock. See “Material United States Federal Income Tax Considerations.”

Risks Related to Our Business

We are subject to changing consumer preferences and a substantial portion of our annual revenue depends on new product introductions.

      Our business and operating results depend largely upon the appeal of our products. Our continued success in the toy industry will depend on our ability to redesign, restyle and extend our existing core products and product lines as consumer preferences evolve, and to develop, introduce and gain customer acceptance of new products and product lines. Several trends in recent years have presented challenges for the toy industry, including:

•	the phenomenon of children outgrowing toys at younger ages, particularly in favor of interactive and high technology products;

•	increasing use of technology;

•	shorter life cycles for individual products; and

•	higher consumer expectations for product quality, functionality and value.

      We cannot assure you that:

•	our current products will continue to be popular with consumers;

•	the product lines or products that we introduce will achieve any significant degree of market acceptance; or

•	the life cycles of our products will be sufficient to permit us to recover licensing, design, manufacturing, marketing and other costs associated with those products.

We are subject to changing popularity of our products.

      The success of many of our character-related and theme-related products depends on the popularity of characters in movies, television programs, live wrestling exhibitions, auto racing events and other media. We cannot assure you that:

•	media associated with our character-related and theme-related product lines will be released at the times we expect or will be successful;

•	the success of media associated with our existing character-related and theme-related product lines will result in substantial promotional value to our products;

•	we will be successful in renewing licenses upon expiration on terms that are favorable to us; or

•	we will be successful in obtaining licenses to produce new character-related and theme-related products in the future.

There are risks associated with our license agreements.

•	Our current licenses require us to pay minimum royalties

      Sales of products under trademarks or trade or brand names licensed from others account for substantially all of our net sales. Product licenses allow us to capitalize on characters, designs, concepts and inventions owned by others or developed by toy inventors and designers. Our license agreements generally require us to make specified minimum royalty payments, even if we fail to sell a sufficient number of units to cover these amounts. In addition, under certain of our license agreements, if we fail to achieve certain prescribed sales targets, we may be unable to retain or renew these licenses.

•	Some of our licenses are restricted as to use

      Under some of our license agreements, including WWE, Nickelodeon and NASCAR, the licensors have the right to review and approve our use of their licensed products, designs or materials before we may make any sales. If a licensor refuses to permit our use of any licensed property in the way we propose, or if their review process is delayed, our development or sale of new products could be impeded.

•	New licenses are difficult and expensive to obtain

      Our continued success will depend substantially on our ability to obtain additional licenses. Intensive competition exists for desirable licenses in our industry. We cannot assure you that we will be able to secure or renew significant licenses on terms acceptable to us. In addition, as we add licenses, the need to fund additional royalty advances and guaranteed minimum royalty payments may strain our cash resources.

•	A limited number of licensors account for a large portion of our net sales

      We derive a significant portion of our net sales from a limited number of licensors. If one or more of these licensors were to terminate or fail to renew our license or not grant us new licenses, our business, financial condition and results of operations could be adversely affected.

The toy industry is highly competitive.

      The toy industry is highly competitive. Globally, certain of our competitors have financial and strategic advantages over us, including:

•	greater financial resources;

•	larger sales, marketing and product development departments;

•	stronger name recognition;

•	longer operating histories; and

•	greater economies of scale.

      In addition, the toy industry has no significant barriers to entry. Competition is based primarily on the ability to design and develop new toys, to procure licenses for popular characters and trademarks and to successfully market products. Many of our competitors offer similar products or alternatives to our products. Our competitors have obtained and are likely to continue to obtain licenses that overlap our licenses with respect to products, geographic areas and markets. We cannot assure you that we will be able to obtain adequate shelf space in retail stores to support our existing products or to expand our products and product lines or that we will be able to continue to compete effectively against current and future competitors.

Our video game joint venture with THQ is subject to numerous risks and uncertainties.

      In addition to the risks relating to us and the toy industry, our joint venture with THQ faces the following risks:

•	The joint venture depends entirely on a single license, which gives the venture exclusive worldwide rights to produce and market video games based on World Wrestling Entertainment characters and themes. The popularity of professional wrestling, in general, and World Wrestling Entertainment, in particular, is subject to changing consumer tastes and demands. The relative popularity of professional wrestling has fluctuated significantly in recent years. A decline in the popularity of World Wrestling Entertainment could adversely affect the joint venture’s and our business, financial condition and results of operations.

•	The joint venture relies on hardware manufacturers and THQ’s non-exclusive licenses with them for the right to publish titles for their platforms and for the manufacture of the joint venture’s titles. If THQ’s manufacturing licenses were to terminate and the joint venture could not otherwise obtain these licenses from other manufacturers, the joint venture would be unable to publish additional titles for these manufacturers’ platforms, which would materially adversely affect the joint venture’s and our business, financial condition and results of operations.

•	The software industry has experienced periods of significant growth in consumer interest, followed by periods in which growth has substantially declined. The joint venture’s sales of software titles depend, among other factors, on the popularity and unit sales of platforms generally, as well as on the relative popularity and unit sales of various platforms. The relative popularity of certain platforms has fluctuated significantly in recent years. An unexpected decline in the popularity of a particular platform can be expected to have a material adverse affect on consumer demand for titles released or to be released by the joint venture for such platforms.

•	The joint venture’s failure to timely develop titles for new platforms that achieve significant market acceptance, to maintain net sales that are commensurate with product development costs or to maintain compatibility between its personal computer CD-ROM titles and the related hardware and operating systems would adversely affect the joint venture’s and our business, financial condition and results of operations.

•	In general, THQ controls the day-to-day operations of the joint venture and all of its product development and production operations. Accordingly, the joint venture relies exclusively on THQ to manage these operations effectively. THQ’s failure to effectively manage the joint venture would have a material adverse effect on the joint venture’s and our business and results of operations. Furthermore, we are dependent upon THQ’s ability to manage cash flows of the joint venture. If THQ is required to retain cash for operations, or because of statutory or contractual restrictions, we may not receive cash payments for our share of profits, on a timely basis, or at all.

We may not be able to sustain or manage our rapid growth.

      We have experienced rapid growth in net sales, operating income and net income over the last six years, which was achieved through acquisitions of businesses, products and licenses. As a result, comparing our period-to-period operating results may not be meaningful and results of operations from prior periods may not be indicative of future results. We cannot assure you that we will continue to experience growth in, or maintain our present level of, net sales or net income.

      Our growth strategy calls for us to continuously develop and diversify our toy business by acquiring other companies, entering into additional license agreements, refining our product lines and expanding into international markets, which will place additional demands on our management, operational capacity and financial resources and systems. The increased demand on management may necessitate our recruitment and retention of qualified management personnel. We cannot assure you that we will be able to recruit and retain qualified personnel or expand and manage our operations effectively and profitably. To effectively manage future growth, we must continue to expand our operational, financial and management information systems and to train, motivate and manage our work force. There can be no assurance that our operational, financial and management information systems will be adequate to support our future operations. Failure to expand our operational, financial and management information systems or to train, motivate or manage employees could have a material adverse effect on our business, financial condition and results of operations.

      In addition, implementation of our growth strategy is subject to risks beyond our control, including competition, market acceptance of new products, changes in economic conditions, our ability to obtain or renew licenses on commercially reasonable terms and our ability to finance increased levels of accounts receivable and inventory necessary to support our sales growth, if any. Accordingly, we cannot assure you that our growth strategy will continue to be implemented successfully.

We need to be able to acquire and integrate companies and new product lines successfully.

      Our growth strategy depends in part upon our ability to acquire companies and new product lines. Future acquisitions will succeed only if we can effectively assess characteristics of potential target companies and product lines, such as:

•	attractiveness of products;

•	suitability of distribution channels;

•	management ability;

•	financial condition and results of operations; and

•	the degree to which acquired operations can be integrated with our operations.

      We cannot assure you that we can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and our failure to do so may adversely affect our results of operations and our ability to sustain growth. Our acquisition strategy involves a number of risks, each of which could adversely affect our operating results, including:

•	difficulties in integrating acquired businesses or product lines, assimilating new facilities and personnel and harmonizing diverse business strategies and methods of operation;

•	diversion of management attention from operation of our existing business;

•	loss of key personnel from acquired companies; and

•	failure of an acquired business to achieve targeted financial results.

A limited number of customers account for a large portion of our net sales.

      Our five largest customers accounted for 55.7% of our net sales in 2002. Except for outstanding purchase orders for specific products, we do not have written contracts with or commitments from any of our customers. A substantial reduction in or termination of orders from any of our largest customers could adversely affect our business, financial condition and results of operations. In addition, pressure by large customers seeking price reductions, financial incentives, changes in other terms of sale or for us to bear the risks and the cost of carrying inventory also could adversely affect our business, financial condition and results of operations. If one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us or return substantial amounts of our products, it could have a material adverse effect on our business, financial condition and results of operations. In addition, the bankruptcy or other lack of success of one or more of our significant retailers could negatively impact our revenues and bad debt expense.

We depend on our key personnel.

      Our success is largely dependent upon the experience and continued services of Jack Friedman, our Chairman and Chief Executive Officer, Stephen G. Berman, our President and Chief Operating Officer, and Michael Bianco, Jr., our Executive Vice President and Chief Merchandising Officer. We cannot assure you that we would be able to find an appropriate replacement for Mr. Friedman, Mr. Berman or Mr. Bianco if the need should arise, and any loss or interruption of Mr. Friedman’s, Mr. Berman’s or Mr. Bianco’s services could adversely affect our business, financial condition and results of operations. We maintain, and are the beneficiary of, a $4.0 million key-man life insurance policy on Mr. Friedman, which may be insufficient to fund the cost of employing his successor.

We depend on third-party manufacturers.

      We depend on approximately fifteen third-party manufacturers who develop, provide and use the tools, dies and molds that we own to manufacture our products. However, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations.

      We do not have long-term contracts with our third-party manufacturers. Although we believe we could secure other third-party manufacturers to produce our products, our operations would be adversely affected if we lost our relationship with any of our current suppliers or if our current suppliers’ operations or sea or air transportation with our overseas manufacturers were disrupted or terminated even for a relatively short period of time. Our tools, dies and molds are located at the facilities of our third-party manufacturers.

      Although we do not purchase the raw materials used to manufacture our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products, depending on what they pay for their raw materials.

We have substantial sales and manufacturing operations outside of the United States subjecting us to risks associated with the recent outbreak of SARS, as well as risks common to international operations.

      We sell products and operate facilities in numerous countries outside the United States. For the fiscal year ended December 31, 2002, sales to our international customers comprised approximately 17.2% of our net sales. We expect our sales to international customers to account for a greater portion of our revenues in future fiscal periods. Additionally, we utilize third-party manufacturers located principally in The People’s Republic of China, or the PRC, which has been significantly impacted by the recent outbreak of Severe Acute Respiratory Syndrome, or SARS. The inability of the PRC to effectively control the spread of SARS within its borders or the failure of the medical community to develop a cure for this illness may deplete the workforce of the PRC available to manufacture our products, create barriers to entry into commercial markets for our products manufactured in the PRC and prevent us from sending the requisite monitors and inspectors to the PRC to ensure that our products are being manufactured in accordance with our requirements and specifications. Any of the foregoing may cause the infrastructure of our PRC operations to fail, thereby adversely effecting our business, financial condition and results of operations.

      Furthermore, our PRC sales and manufacturing operations are subject to the risks normally associated with international operations, including:

•	currency conversion risks and currency fluctuations;

•	limitations, including taxes, on the repatriation of earnings;

•	political instability, civil unrest and economic instability;

•	greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

•	complications in complying with laws in varying jurisdictions and changes in governmental policies;

•	greater difficulty and expenses associated with recovering from natural disasters;

•	transportation delays and interruptions; and

•	the potential imposition of tariffs.

      Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to medical, political, labor or other factors beyond our control, our operations would be disrupted while alternative sources of products were secured. Also, the imposition of trade sanctions by the United States against a class of products imported by us from, or the loss of “normal trade relations” status by China, could significantly increase our cost of products imported from that nation. Because of the importance of our international sales and international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above were to occur.

Our business is subject to extensive government regulation and to potential product liability claims.

      Our business is subject to various laws, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Flammable Fabrics Act and the rules and regulations promulgated under these acts. These statutes are administered by the Consumer Product Safety Commission (CPSC), which has the authority to remove from the market products that are found to be defective and present a substantial hazard or risk of serious injury or death. The CPSC can require a manufacturer to recall, repair or replace these products under certain circumstances. We cannot assure you that defects in our products will not be alleged or found. Any such allegations or findings could result in:

•	product liability claims;

•	loss of sales;

•	diversion of resources;

•	damage to our reputation;

•	increased warranty costs; and

•	removal of our products from the market.

      Any of these results may adversely affect our business, financial condition and results of operations. There can be no assurance that our product liability insurance will be sufficient to avoid or limit our loss in the event of an adverse outcome of any product liability claim.

We depend on our proprietary rights.

      We rely on trademark, copyright and trade secret protection, nondisclosure agreements and licensing arrangements to establish, protect and enforce our proprietary rights in our products. The laws of certain foreign countries may not protect intellectual property rights to the same extent or in the same manner as the laws of the United States. We cannot assure you that we or our licensors will be able to successfully safeguard and maintain our proprietary rights. Further, certain parties have commenced legal proceedings or made claims against us based on our alleged patent infringement, misappropriation of trade secrets or other violations of their intellectual property rights. We cannot assure you that other parties will not assert intellectual property claims against us in the future. These claims could divert our attention from operating our business or result in unanticipated legal and other costs, which could adversely affect our business, financial condition and results of operations.

Market conditions and other third-party conduct could negatively impact our margins and implementation of other business initiatives.

      Economic conditions, such as rising fuel prices and decreased consumer confidence, may adversely impact our margins. In addition, general economic conditions were significantly and negatively affected by the September 11th terrorist attacks and could be similarly affected by any future attacks. Such a weakened economic and business climate, as well as consumer uncertainty created by such a climate, could adversely affect our sales and profitability. Other conditions, such as the unavailability of electronics components, may impede our ability to manufacture, source and ship new and continuing products on a timely basis. Significant and sustained increases in the price of oil could adversely impact the cost of the raw materials used in the manufacture of our products, such as plastic.

FORWARD LOOKING STATEMENTS

      This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements. When we use words like “intend,” “anticipate,” “believe,” “estimate,” “plan,” “will” or “expect,” we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under “Risk Factors” above and elsewhere in this prospectus. You should understand that forward-looking statements made in this prospectus are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain information or upon the occurrence of future events or otherwise.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the notes or shares of common stock underlying the notes by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

						Six Months
	Fiscal Year Ended December 31,					Ended June 30,

	1998	1999	2000	2001	2002	2002	2003

						(unaudited)
Ratio of earnings to fixed charges	11.38	72.64	89.84	38.80	25.42	14.97	10.54

      For the purpose of computing the ratio of fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges, amortization of debt expenses and that portion of rental expense we believe to be representative of interest.

DESCRIPTION OF NOTES

      We issued the notes under an indenture dated as of June 15, 2003, between us and Wells Fargo Bank, N.A, as trustee. The indenture and the notes are governed by New York law. The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement and is not complete. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these notes. Copies of the documents are included as exhibits to the registration statement of which this prospectus forms a part. You may also request copies of these documents at our address set forth below under “Where You Can Find More Information.” In this section, when we refer to “JAKKS,” “we,” “our” or us, we are referring to JAKKS Pacific, Inc. and not any of its current and future subsidiaries, unless the context otherwise requires.

Brief Description of the Notes

      The notes:

•	were initially issued in June 2003 in the aggregate principal amount of $98 million;

•	were sold at an issue price of 100% of the principal amount of the notes, which is $1,000 per note, plus accrued interest, if any, from the date of issuance;

•	pay cash interest at an annual rate of 4.625% of the principal amount at issuance, from the issue date to, but excluding, June 15, 2010, payable on June 15 and December 15 of each year, commencing on December 15, 2003;

•	will not pay cash interest after June 15, 2010;

•	will be due at maturity at an “accreted principal amount” of $1,811.95 (181.195%) per $1,000 of principal amount at issuance, with the accreted principal amount being the principal amount at issuance plus accretion beginning June 15, 2010, so that the yield to maturity of the notes will remain at 4.625% per year (equal to the cash interest before June 15, 2010), calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months;

•	will pay contingent cash interest in the circumstances described under “— Contingent Interest”;

•	will accrue additional amounts if we fail to comply with certain obligations as set forth below under “— Registration Rights”;

•	are our general unsecured obligations, ranking equally with all of our other existing and future unsecured senior indebtedness and senior in right of payment with all of our future subordinated indebtedness;

•	will be redeemable at our option in whole or in part beginning on June 15, 2010, at a redemption price equal to 100% of the accreted principal amount of the notes plus accrued and unpaid interest (including contingent interest and additional amounts), if any, to, but not including, the redemption date;

•	will be subject at a holder’s option to repurchase by us upon a fundamental change of JAKKS, as described in this prospectus, or on June 15, 2010, June 15, 2013 and June 15, 2018, at a repurchase price equal to 100% of the accreted principal amount of the notes plus accrued and unpaid interest (including contingent interest and additional amounts), if any, to, but not including, the repurchase date. The accreted principal amount at June 15, 2010 will be $1,000.00 per note, at June 15, 2013 it will be $1,147.02 per note, and at June 15, 2018 it will be $1,441.65 per note. Any repurchase upon a fundamental change or at June 15, 2010 will be paid in cash, but repurchases at June 15, 2013 and June 15, 2018 may be paid in cash, in shares of common stock or a combination of cash and shares of common stock, provided, however, that any accrued and unpaid interest (including contingent interest and additional amounts), if any, will be paid in cash;

•	may be converted by the holder into our common stock at a conversion rate of 50.0 shares of common stock per $1,000 principal amount at issuance (and with no effect given to any accretion or principal amount after June 15, 2010):

•	if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the last day of the preceding calendar quarter exceeds 120% of the accreted conversion price per share of common stock (the accreted principal amount of a note divided by the number of shares issuable upon conversion of a note on that day) on the last day of the preceding calendar quarter;

•	during the 5 trading day period after any 10 trading day period in which the note price was less than 105% of the conversion value and the conversion value for each day of such 10 trading day period was less than 90% of the accreted principal amount per note on such day. Upon surrender under this conversion right, holders will be eligible to receive a number of shares equal to the lesser of the conversion rate or that number of shares equal to the accreted principal amount per note divided by the sale price of the common stock on the day prior to conversion;

•	if we have called the notes for redemption;

•	during any period in which the notes are rated by either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group and the credit rating initially assigned to the notes by either rating agency is downgraded by two levels or more or the notes cease to be rated, provided that we have no obligation to have the notes rated; or

•	upon the occurrence of specified corporate transactions described under “Description of the Notes — Conversion Rights.”

•	initially issued in the private offering are eligible for trading in the PORTAL market; however, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market; and

•	will be due on June 15, 2023, payable in cash at maturity in an amount equal to $1,811.95 per note, plus accrued and unpaid interest (including contingent interest and additional amounts), if any, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

      The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. In addition, our subsidiaries are not restricted under the indenture from incurring additional indebtedness. The indenture also does not protect a holder of notes in the event of a highly leveraged transaction or a fundamental change of JAKKS, except to the extent described under “— Repurchase of Notes at Your Option Upon a Fundamental Change” below.

      The notes were issued in book-entry form in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes will be shown on and transfers will be effected only through, records maintained by DTC, or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances.

      A holder of notes may not sell or otherwise transfer the notes or the shares of common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under “Transfer Restrictions” and “— Registration Rights.”

Payments on the Notes

      Principal of and interest (including contingent interest and additional amounts if any) on the notes will be payable, and the notes will be exchangeable and transferable, at our office or agency maintained for such purposes (which initially will be the office of the trustee); provided, however, that payment of interest may be made at our option by check mailed to the person entitled to such interest as shown on the security register. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

Interest

      The notes bear and will bear cash interest at an annual rate of 4.625% of the principal amount at issuance of the notes from the issue date, or from the most recent date to which interest has been paid or provided for, until June 15, 2010. The first such cash interest payment date will be December 15, 2003. The notes will not bear cash interest after June 15, 2010. Cash interest will be payable semi-annually in arrears on June 15 and December 15 of each year to holders of record at the close of business on the May 15 or November 15 immediately preceding such interest payment date. Each payment of cash interest due on the notes will include interest accrued through the day before the applicable interest payment date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be).

      We will repay the notes at the accreted principal amount on June 15, 2023. The accreted principal amount at maturity will be equal to $1,811.95 (181.195%) per $1,000 of principal amount at issuance. The “accreted principal amount” will be equal to the principal amount at issuance plus accretion on the principal amount at issuance beginning on June 15, 2010, so that the yield to maturity of the notes will remain at 4.625% per year (equal to the cash interest prior to June 15, 2010). The calculation of the principal accretion will be on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months.

      Under the indenture we agreed, and by purchasing or holding a beneficial interest in the notes each beneficial owner of the notes is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the notes as “contingent payment debt instruments” subject to the regulations governing contingent payment debt instruments, and, for purposes of those regulations, to treat the fair market value of any shares of our common stock received upon any conversion or repurchase of the notes as a contingent payment. See “Material United States Federal Income Tax Considerations.”

      We will also pay contingent interest on the notes in the circumstances described below under “— Contingent Interest” and additional amounts on the notes under the circumstances described below under “— Registration Rights.”

      Cash interest (including contingent interest) or principal accretion otherwise payable will cease to accrue on a note upon its maturity, conversion, repurchase by us at the option of a holder or redemption. Additional amounts may continue to accrue even after conversion if we fail to comply with certain obligations as set forth below under “— Registration Rights.”

      If a payment date is not a business day, payment will be made on the next succeeding business day.

Contingent Interest

      Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of notes with respect to any six-month period from June 15 to December 14 and from December 15 to June 14, commencing with the six-month period beginning June 15, 2010, if the average note price (as defined below) for the applicable five trading day period (as defined below) to, but excluding, the day immediately preceding the first day of the relevant six-month period equals 120% or more of the accreted principal amount of such notes. We will pay contingent interest only in cash. “Applicable five trading day period” means the five trading days ending on the second trading day immediately preceding the first day of the relevant six-month period.

      The amount of contingent interest payable per note in respect of any six-month period will equal 0.375% per annum of the average note price for the applicable five trading day period.

      Contingent interest, if any, will accrue from June 15 or December 15, as applicable, and will be payable on the next succeeding June 15 or December 15 interest payment date, as the case may be. Contingent interest will be paid to the person in whose name a note is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date on which contingent interest is payable.

      “Trading day” means a day on which our common stock

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market as of the close of business, and

•	had traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

      The “note price” on any date of determination means the average of the secondary market bid quotations per note obtained by us or the bid solicitation agent for $5,000,000 principal amount at maturity of the notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by us, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us, this one bid shall be used. If we cannot reasonably obtain at least one bid for $5,000,000 principal amount at maturity of the notes from a nationally recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the note price will equal (a) the then-applicable conversion rate of the notes multiplied by (b) the sale price of our common stock on such determination date.

      We will appoint a bid solicitation agent in accordance with the indenture. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

      Your obligations in respect of the payment of contingent interest in connection with the conversion of any notes will be as described below under “— Conversion Rights.” Upon determination that note holders will be entitled to receive contingent interest during a relevant six-month period, we will issue a press release and publish such information on our website (or otherwise widely disseminate such information) as soon as practicable.

Conversion of Notes

      You will have the right, at your option, to convert your notes, or a portion of your notes, into shares of our common stock, at any time prior to maturity under the circumstances described below, unless previously redeemed or repurchased, at a conversion rate of 50.0 shares of common stock per note (equivalent to an initial conversion price of $20.00 per share), other than certain conversions upon the satisfaction of note price conditions, subject to the adjustments described under the caption “— Conversion Rate Adjustments.”

      Except as described below, we will not make any payment in cash or our common stock or other adjustment for accrued and unpaid interest (including contingent interest and additional amounts) or accrued principal accretion on the notes or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date for an interest payment and the opening of business on the next interest payment date, you will receive the semiannual cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and (except for notes or portions of notes called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date) you must pay funds equal to the semi-annual cash interest payable on the principal amount to be converted.

      If contingent interest is payable to holders of notes with respect to any particular six-month period, and such notes are converted after the applicable record date and prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the contingent interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent interest payable on the principal amount of notes so converted, unless such notes have been called for redemption, in which case no such payment shall be required.

      On conversion of a note, except as described above, a holder will not receive any cash payment or additional shares in respect thereof representing accrued principal accretion, accrued cash interest, accrued contingent interest, additional amounts or original issue discount. Our delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and to satisfy our obligation to pay accrued principal accretion, accrued and unpaid cash interest (including any contingent interest and additional amounts) and accrued original issue discount attributable to the period from the issue date through the conversion date. As a result, accrued principal accretion, accrued cash interest, accrued contingent interest, additional amounts and accrued original issue discount are deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued cash interest (including contingent interest and additional amounts), if any, will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default under the notes.

      We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing sale price of the common stock on the last trading day prior to the date of conversion. If the notes are called for redemption or are subject to repurchase following a fundamental change or on specific dates, your conversion rights on the notes called for redemption or so subject to repurchase will expire at the close of business on the second business day before the redemption date or repurchase date, as the case may be, unless we default in the payment of the redemption price or repurchase price. If you have submitted your notes for repurchase upon a fundamental change or on specific dates, you may only convert your notes if you withdraw your election in accordance with the indenture.

      To convert a note into shares of common stock, a holder must (1) complete and manually sign a conversion notice and deliver the conversion notice to the conversion agent, (2) surrender the note to the conversion agent, (3) if required by the conversion agent, furnish appropriate endorsements and transfer documents and (4) if required, pay all transfer or similar taxes. The conversion rate will not be adjusted for any accrued principal accretion, accrued cash interest, any accrued contingent interest or any original issue discount. A certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

Conversion Upon Satisfaction of Common Stock Price Conditions

      You may surrender any of your notes for conversion into our common stock during any calendar quarter if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least

20 trading days in the 30 trading day period ending on the last day of such preceding calendar quarter exceeded 120% of the accreted conversion price. The accreted conversion price per share as of any day will equal the sum of the principal amount at issuance of a note plus the accrued principal accretion to that day, divided by the number of shares of common stock issuable upon conversion of a note on that day.

      The initial conversion trigger price per share of our common stock is $24.00. This conversion trigger price reflects the initial conversion price per share of common stock multiplied by 120%. Beginning after June 15, 2010, the conversion trigger price per share of common stock increases each calendar quarter as principal accretion accrues for the quarter. The conversion trigger price is the accreted conversion price per share multiplied by the applicable percentage. The conversion trigger price for the period from April 1, 2023 to June 15, 2023 will be $43.49.

      The table below shows the conversion trigger price per share of our common stock in respect of each calendar quarter during the life of the notes.

	(1)		(3)
	Accreted	(2)	Conversion
	Conversion	Applicable	Trigger Price
Quarter	Price	Percentage	(1)×(2)

On or before June 30, 2010	$20.00	120%	$24.00
Quarter ending September 30, 2010	20.23	120%	24.28
Quarter ending December 31, 2010	20.46	120%	24.56
Quarter ending March 31, 2011	20.70	120%	24.84
Quarter ending June 30, 2011	20.94	120%	25.12
Quarter ending September 30, 2011	21.18	120%	25.41
Quarter ending December 31, 2011	21.42	120%	25.70
Quarter ending March 31, 2012	21.67	120%	26.00
Quarter ending June 30, 2012	21.92	120%	26.30
Quarter ending September 30, 2012	22.17	120%	26.60
Quarter ending December 31, 2012	22.42	120%	26.91
Quarter ending March 31, 2013	22.68	120%	27.22
Quarter ending June 30, 2013	22.94	120%	27.53
Quarter ending September 30, 2013	23.20	120%	27.85
Quarter ending December 31, 2013	23.47	120%	28.17
Quarter ending March 31, 2014	23.74	120%	28.49
Quarter ending June 30, 2014	24.01	120%	28.82
Quarter ending September 30, 2014	24.29	120%	29.15
Quarter ending December 31, 2014	24.57	120%	29.48
Quarter ending March 31, 2015	24.85	120%	29.82
Quarter ending June 30, 2015	25.14	120%	30.16
Quarter ending September 30, 2015	25.43	120%	30.51
Quarter ending December 31, 2015	25.72	120%	30.86
Quarter ending March 31, 2016	26.01	120%	31.22
Quarter ending June 30, 2016	26.31	120%	31.58
Quarter ending September 30, 2016	26.62	120%	31.94
Quarter ending December 31, 2016	26.92	120%	32.31
Quarter ending March 31, 2017	27.23	120%	32.68
Quarter ending June 30, 2017	27.54	120%	33.05
Quarter ending September 30, 2017	27.86	120%	33.43
Quarter ending December 31, 2017	28.18	120%	33.82

	(1)		(3)
	Accreted	(2)	Conversion
	Conversion	Applicable	Trigger Price
Quarter	Price	Percentage	(1)×(2)

Quarter ending March 31, 2018	28.51	120%	34.21
Quarter ending June 30, 2018	28.83	120%	34.60
Quarter ending September 30, 2018	29.16	120%	35.00
Quarter ending December 31, 2018	29.50	120%	35.40
Quarter ending March 31, 2019	29.84	120%	35.81
Quarter ending June 30, 2019	30.18	120%	36.22
Quarter ending September 30, 2019	30.53	120%	36.63
Quarter ending December 31, 2019	30.88	120%	37.06
Quarter ending March 31, 2020	31.23	120%	37.48
Quarter ending June 30, 2020	31.59	120%	37.91
Quarter ending September 30, 2020	31.96	120%	38.35
Quarter ending December 31, 2020	32.32	120%	38.79
Quarter ending March 31, 2021	32.70	120%	39.24
Quarter ending June 30, 2021	33.07	120%	39.69
Quarter ending September 30, 2021	33.45	120%	40.14
Quarter ending December 31, 2021	33.84	120%	40.60
Quarter ending March 31, 2022	34.23	120%	41.07
Quarter ending June 30, 2022	34.62	120%	41.54
Quarter ending September 30, 2022	35.02	120%	42.02
Quarter ending December 31, 2022	35.42	120%	42.50
Quarter ending March 31, 2023	35.83	120%	42.99
Period ending June 15, 2023	36.24	120%	43.49

Conversion Upon Satisfaction of Note Price Conditions

      You may surrender any of your notes for conversion into our common stock during any 5 consecutive trading day period after any 10 consecutive trading day period in which:

•	the note price of the notes for each day of such period was less than 105% of the conversion value, and

•	the conversion value for each day of such period was less than 90% of the accreted principal amount per note.

      “Conversion value” is equal to the product of the sale price for our common stock on a given day multiplied by the then current conversion rate. “Conversion rate” is the number of shares of common stock into which each note is then convertible (assuming that the note was convertible as of such date).

      Upon surrendering your notes for conversion into common stock under this provision and only this provision, you will receive a number of shares of common stock per note equal to the lesser of:

•	a number of shares derived based upon the conversion rate on the last trading day prior to the day of conversion, or

•	a number of shares equal to the accreted principal amount of the notes divided by the sale price of our common stock on the last trading day prior to the day of conversion.

      Upon surrendering your notes under all other circumstances you will receive common stock equal to the then applicable conversion rate.

Conversion Upon Notice of Redemption

      You will have the right, at your option, to convert any notes we call for redemption into shares of our common stock at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at that time. A note for which a holder has delivered a purchase notice or a fundamental change notice requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion Upon a Credit Rating Event

      You will have the right, at your option, to convert any notes into shares of our common stock at any time during any period if the credit ratings initially assigned to the notes by either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”) is downgraded by two or more rating levels or the notes cease to be rated. We are under no obligation, however, to have the notes rated.

Conversion Upon Specified Corporate Transactions

      You will have the right, at your option, to convert your notes into shares of our common stock in the event:

•	we distribute to all holders of our common stock rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the sale price of the common stock at the time of announcement of such distribution;

•	we elect to distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities which distribution (together with all other distributions covered by this clause not triggering a conversion right during the preceding 12 months) has a per share value exceeding 5% of the sale price of the common stock on the day preceding the declaration date for the distribution; or

•	a fundamental change (as defined below under “— Repurchase of Notes at Your Option Upon a Fundamental Change”) occurs.

      In any such event, you may convert your notes into shares of our common stock at any time after we notify you of such event (1) until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place, in the case of a distribution, or (2) until 40 days thereafter, in the case of a fundamental change. We will notify you at least 20 days prior to the ex-dividend date for a distribution or within 20 business days of the occurrence of a fundamental change, as the case may be, of the occurrence of any such event. In the case of a distribution, you may not convert your note if you will otherwise participate in the distribution without conversion as a result of holding the notes.

      In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, you may convert your notes into shares of our common stock at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. In the event you do not convert your note during this time period, you will be entitled to receive, upon conversion, the kind and amount of cash, securities or other property that you would have received if you had converted your note immediately prior to such consolidation, merger or binding share exchange. If the transaction also constitutes a fundamental change, the holder can require us to repurchase all or a portion of its notes as described under “— Repurchase of Notes at Your Option upon a Fundamental Change.”

Conversion Rate Adjustments

      The conversion rate will be adjusted upon the occurrence of:

•	the issuance of shares of our common stock as a dividend or distribution on our common stock;

•	the subdivision or combination of our outstanding common stock;

•	the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current sale price per share, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

•	the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in the first and third bullets above; and

•	dividends or distributions exclusively in cash referred to in the fifth bullet below;

•	the distribution to all or substantially all holders of our common stock of distributions solely in cash in an aggregate amount that together with:

•	any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment; and

•	all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion rate adjustment,

exceeds an amount equal to 5% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

•	the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration the value of which together with:

•	any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment; and

•	all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment,

exceeds an amount equal to 5% of our market capitalization on the expiration date of such tender offer.

      In the event of:

•	any reclassification of our common stock, or

•	a consolidation, merger or combination involving JAKKS, or

•	a sale or conveyance to another person of the property and assets of JAKKS as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

      We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such an increase would be in the best interest of JAKKS. We may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event. We are required to give at least 15 days’ prior notice of any such increase in the conversion rate.

      You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See “Certain United States Federal Income Tax Considerations — U.S. Holders — Constructive Distributions.”

      No adjustment in the conversion rate will be required unless it would result in a change in the conversion rate of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Ranking

      The notes constitute a senior unsecured general obligation of JAKKS, ranking equally with other existing and future senior unsecured indebtedness that we have incurred or may incur, ranking senior in right of payment to any future indebtedness that is expressly made subordinate to the notes and ranking subordinate to secured indebtedness we have incurred. For these purposes, the indenture defines “indebtedness” as constituting (a) all obligations for borrowed money; (b) all obligations evidenced by notes or other similar instruments; (c) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto); (d) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (e) all obligations as lessee which are capitalized in accordance with generally accepted accounting principles; and (f) all indebtedness of others guaranteed by us or any of our subsidiaries or for which JAKKS or any of our subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

      Since the notes are obligations of JAKKS only and not of our subsidiaries, the notes are effectively subordinated to the claims of creditors of our subsidiaries. The amount of indebtedness which our subsidiaries may incur is not limited under the indenture.

Optional Redemption by JAKKS

      We may redeem the notes in whole or in part from time to time on or after June 15, 2010 for cash, on at least 30 days’, and no more than 60 days’, notice at a redemption price equal to the sum of the accreted principal amount plus accrued and unpaid cash interest (including contingent interest and additional amounts), if any, on such notes to, but excluding, the applicable redemption date. The table below shows the redemption prices (not including contingent interest or additional amounts) of a note on June 15, 2010 and on each June 15 and December 15 thereafter prior to maturity and at maturity on June 15, 2023. In addition, the redemption price of a note redeemed between the dates listed would include an additional amount reflecting the additional principal accretion and accrued and unpaid cash interest, including contingent interest and additional amounts, that has accrued on such note since the immediately preceding date in the table below.

			(3)
	(1)	(2)	Accreted
	Principal Amount	Accrued Principal	Principal Amount
	at Issuance	Accretion	(1)+(2)

June 15, 2010	$1,000.00	$0.00	$1,000.00
December 15, 2010	1,000.00	23.13	1,023.13
June 15, 2011	1,000.00	46.78	1,046.78
December 15, 2011	1,000.00	70.99	1,070.99
June 15, 2012	1,000.00	95.76	1,095.76
December 15, 2012	1,000.00	121.10	1,121.10

			(3)
	(1)	(2)	Accreted
	Principal Amount	Accrued Principal	Principal Amount
	at Issuance	Accretion	(1)+(2)

June 15, 2013	1,000.00	147.02	1,147.02
December 15, 2013	1,000.00	173.55	1,173.55
June 15, 2014	1,000.00	200.69	1,200.69
December 15, 2014	1,000.00	228.45	1,228.45
June 15, 2015	1,000.00	256.86	1,256.86
December 15, 2015	1,000.00	285.93	1,285.93
June 15, 2016	1,000.00	315.66	1,315.66
December 15, 2016	1,000.00	346.09	1,346.09
June 15, 2017	1,000.00	377.22	1,377.22
December 15, 2017	1,000.00	409.06	1,409.06
June 15, 2018	1,000.00	441.65	1,441.65
December 15, 2018	1,000.00	474.99	1,474.99
June 15, 2019	1,000.00	509.09	1,509.09
December 15, 2019	1,000.00	543.99	1,543.99
June 15, 2020	1,000.00	579.70	1,579.70
December 15, 2020	1,000.00	616.23	1,616.23
June 15, 2021	1,000.00	653.60	1,653.60
December 15, 2021	1,000.00	691.84	1,691.84
June 15, 2022	1,000.00	730.97	1,730.97
December 15, 2022	1,000.00	771.00	1,771.00
June 15, 2023	1,000.00	811.95	1,811.95

      If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

      In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

      No sinking fund is provided for the notes.

Repurchase of Notes at Your Option Upon a Fundamental Change

      In the event of a fundamental change, you will have the right to require us to repurchase for cash all or any part of your notes after the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount at issuance plus accretion on the principal amount at issuance and any accrued and unpaid interest (including contingent interest and additional amounts), if any, to, but excluding, the repurchase date. Notes submitted for repurchase must be $1,000 or an integral multiple thereof.

      On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things, the procedures that holders must follow to require us to repurchase their notes.

      Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

      To exercise the repurchase right, you must deliver, on or before the 30th business day after the date of our notice of a fundamental change, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

      You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if notes have been certificated, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

      We will be required to repurchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest (including any contingent interest and additional amounts), if any, and principal accretion will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and any previously accrued and unpaid interest (including any contingent interest and additional amounts), if any, upon delivery or transfer of the notes).

      A fundamental change will be deemed to have occurred if any of the following occurs:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting stock of JAKKS;

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of JAKKS (together with any new directors whose election to such board or whose nomination for election by the shareholders of JAKKS, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

•	JAKKS consolidates with or merges with or into any person or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with JAKKS, in any such event pursuant to a transaction in which the outstanding voting stock of JAKKS is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding voting stock of JAKKS is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of JAKKS), or where (A) the outstanding voting stock of JAKKS is changed into or exchanged for (x) voting stock of the surviving corporation which is not disqualified equity interests or (y) cash, securities and other property (other than equity interests of the surviving corporation) and (B) no “person” or “group” owns immediately after such transaction, directly or indirectly, more than 50% of the total outstanding voting stock of the surviving corporation;

•	JAKKS is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “Consolidation, Merger and Sale of Assets”; or

•	our common stock ceases to be quoted on the Nasdaq National Market system or another established automated over-the-counter trading market in the United States.

      However, a fundamental change will not be deemed to have occurred if either:

•	the last sale price of our common stock for any five trading days within:

•	the period of ten consecutive trading days immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change resulting solely from a fundamental change under the first bullet point above, or

•	the period of ten consecutive trading days immediately preceding the fundamental change, in the case of a fundamental change under the second, third and fourth bullet points above,

is at least equal to 105% of the quotient where the numerator is the accreted principal amount and the denominator is the conversion rate in effect on such date; or

•	in the case of a merger or consolidation, at least 95% of the consideration, excluding cash payments for fractional shares in the merger or consolidation constituting the fundamental change, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market system (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

      For purposes of this fundamental change definition, “voting stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

      The term “all or substantially all” as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law.

      We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

      This fundamental change repurchase feature may make more difficult or discourage a takeover of JAKKS and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our capital stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser of the notes.

      We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

      If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change repurchase price for the notes tendered by holders. In addition, we currently have outstanding debt and may in the future incur debt that has similar fundamental change provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a fundamental change. Our failure to repurchase the notes upon a fundamental change will result in an event of default under the indenture.

Repurchase of Notes at Your Option

      On June 15, 2010, June 15, 2013 and June 15, 2018, a holder will have the right to require us to repurchase any outstanding notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a repurchase price equal to 100% of the accreted principal amount of those notes plus accrued and unpaid interest (including contingent interest and additional amounts), if any, on those notes to, but not including, the applicable repurchase date. The accreted principal amount at June 15, 2010 will be $1,000 per $1,000 principal amount at issuance of the notes, at June 15, 2013 it will be $1,147.02 per $1,000 principal amount at issuance of the notes, and at June 15, 2018 it will be $1,441.65 per $1,000 principal amount at issuance of the notes. For repurchases made at June 15, 2010, we will pay the repurchase price in cash only. However, for repurchases at June 15, 2013 and June 15, 2018, we may pay the repurchase price in cash, shares of common stock or a combination of cash and shares of common stock, at our option, provided, however, that any accrued and unpaid interest (including contingent interest and additional amounts), if any, will be paid in cash.

      We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to certain additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in “Risk Factors.”

      We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

•	whether we will pay the repurchase price of the notes in cash, in shares of our common stock, or in any combination thereof, specifying the percentages of each;

•	if we elect to pay in shares of our common stock, the method of calculating the market price of the common stock; and

•	the procedures that holders must follow to require us to repurchase their notes.

      If we elect to pay the repurchase price, in whole or in part, in shares of common stock, the number of shares to be delivered by us will be equal to the portion of the repurchase price to be paid in common stock divided by the market price of one share of common stock as determined by us in our repurchase notice. We will pay cash based on the market price for all fractional shares in the event we elect to deliver shares of common stock in payment, in whole or in part, of the repurchase price.

      The “market price” means the average of the sales prices of the common stock for the 5 day trading period ending on the 3rd business day prior to the applicable repurchase date (if the 3rd business day prior to the applicable repurchase date is a trading day, or, if not, then on the last trading day prior to), appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such 5 day trading period and ending on such repurchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

      Your notice electing to require us to repurchase your notes must state:

•	if certificated notes have been issued, the note certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount at maturity of notes to be repurchased, in multiples of $1,000;

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in shares of common stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because of any of the conditions to payment of the repurchase price or portion of the repurchase price in shares of common stock is not satisfied prior to the close of business on the repurchase date, as described below, whether the holder elects:

•	to withdraw the repurchase notice as to some or all of the notes to which it relates, or

•	to receive cash in respect of the entire repurchase price for all notes or portions of notes subject to such repurchase notice.

      If a holder fails to indicate the holder’s choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all notes subject to the repurchase notice in these circumstances.

      Our right to repurchase notes, in whole or in part, with shares of common stock is subject to our meeting various conditions, including:

•	the registration of the shares of common stock under the Securities Act and the Exchange Act, as required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the notes of the holder entirely in cash. We may not change the form or components or percentages of the components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

      You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state:

•	the principal amount at maturity of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or, if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount at maturity, if any, which remains subject to the repurchase notice.

      A holder must either effect book-entry transfer or deliver the note, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date, then:

•	the note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.

      This will be the case whether or not book-entry transfer of the note is made or whether or not the note is delivered to the paying agent.

      We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes at your option.

Events of Default

      An event of default will occur under the indenture if:

•	there is a failure to pay any interest (including contingent interest or additional amounts) on any note when it becomes due and payable, if such failure continues for a period of 30 days;

•	there is a failure to pay the principal, including accrued accretion on the principal amount, of (or premium, if any, on) any note at its maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

•	(a) there is a failure of JAKKS to perform any other covenant required of us in the indenture, if such failure continues for a period of 30 days after written notice has been given, by certified mail, (x) to JAKKS by the trustee or (y) to JAKKS and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; (b) there shall be a default in the performance or breach of the provisions described in “— Consolidation, Merger, Sale of Assets”; or (c) JAKKS shall have failed to repurchase all or any part of the notes in accordance with the provisions of “— Repurchase of Notes at Your Option Upon a Fundamental Change;”

•	there is a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of JAKKS or any of its subsidiaries for money borrowed whether such indebtedness now exists, or is created after the date of the indenture, which default:

(i)	involves the failure to pay the principal of or any premium or interest on such indebtedness when such indebtedness becomes due and payable at the stated maturity thereof, and such default shall continue after any applicable grace period, or

(ii)	results in the acceleration of such indebtedness prior to its stated maturity, and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $5.0 million or more;

•	there is a failure by JAKKS or any of its subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

•	there shall have been certain events in bankruptcy, insolvency or reorganization of JAKKS or any of its subsidiaries.

      If an event of default (other than as specified in the seventh bullet immediately above) shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes outstanding may, and the trustee at the request of such holders shall, declare an amount equal to the accreted principal amount of the notes through the date of such declaration of the notes, and any accrued and unpaid cash interest (including contingent interest and additional amounts), if any, on the notes through the date of such declaration, to be due and payable immediately by a notice in writing to us (and to the trustee if given by the holders of the notes). Thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceeding. If an event of default specified in the sixth bullet immediately above occurs and is continuing, then an amount equal to the accreted principal amount of all the notes through the occurrence of such event, together with any accrued and unpaid cash interest (including contingent interest and additional amounts), if any, through the occurrence of such event, shall automatically become due and payable.

      After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if (a) we have paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (2) all overdue interest (including contingent interest and additional amounts) on all notes, (3) the accreted principal amount of any notes which have become due otherwise than by such declaration of acceleration and interest thereon (including contingent interest and additional amounts) at a rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest (including contingent interest and additional amounts) at the rate borne by the notes; and (b) all events of default, other than the non-payment of the accreted principal amount and any accrued and unpaid cash interest (including any accrued and unpaid contingent interest and additional amounts), which have become due solely by such declaration of acceleration, have been cured or waived.

      The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all the notes waive any past default under the indenture and its consequences, except a default in the payment of the principal of, premium, if any, or any accrued and unpaid interest (including contingent interest and additional amounts) on any note, the accreted principal amount, redemption price, repurchase price or fundamental change repurchase price of any note, or in respect of a failure to convert any note into common stock as required, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding.

      We are also required to notify the trustee within five business days of the occurrence of any default. We are required to deliver to the trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred. The trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes unless such holders offer to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred thereby.

      The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of JAKKS to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default or else resign.

Modification and Waiver

      Modifications and amendments of the indenture relating to the notes may be made by JAKKS and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (including contingent interest and additional amounts) on, any note or reduce the accreted principal amount at maturity thereof or the rate of interest (including contingent interest and additional amounts) thereon or any premium payable upon the redemption thereof, or after the manner of calculation or rate of accrual of principal accretion on any note, or change the coin or currency in which the principal of any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or in the case of redemption, on or after the redemption date) or with respect to the conversion of notes;

•	amend, change or modify the obligation of JAKKS to repurchase all or any part of the notes in the event of a fundamental change in accordance with “— Repurchase of Notes at Your Option Upon a Fundamental Change,” including amending, changing or modifying any definitions with respect thereto;

•	reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the indenture or certain defaults;

•	modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the indenture relating to the notes cannot be modified or waived without the consent of the holder of each note affected thereby;

•	except as otherwise permitted under “— Consolidation, Merger, Sale of Assets,” consent to the assignment or transfer by JAKKS of any of its rights and obligations under the indenture;

•	amend or modify any of the provisions of the indenture relating to the subordination of the notes in any manner adverse to the holders of the notes;

•	adversely affect the right of holders to convert notes other than as provided in the indenture; or

•	reduce the principal amount at issuance, accreted principal amount, the accrued principal amount the accrued principal accretion, the redemption price, the repurchase price or the fundamental change repurchase price of any note, or amend or modify in any manner adverse to the holders of notes JAKKS’ obligations to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

      Without the consent of any holders, JAKKS, when authorized by a resolution of the board of directors, and the trustee, at any time and from time to time, may enter into one or more supplemental indentures or agreements, in form and substance satisfactory to the trustee, for any of the following purposes:

•	to evidence the succession of another person to JAKKS or any other obligor upon the notes, and the assumption by any such successor of the covenants of JAKKS or obligor under the indenture and in the notes, in each case in compliance with the provisions of the indenture;

•	to add to the covenants of JAKKS or any other obligor upon the notes for the benefit of the holders or to surrender any right or power conferred in the indenture upon JAKKS or any other obligor upon the notes, as applicable, in the indenture or in the notes;

•	to cure any ambiguity, to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture or to make any other provisions with respect to matters or questions arising under the indenture or the notes; provided that, in each case, such provisions shall not adversely affect the interests of the holders;

•	to comply with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to add a guarantor;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders as additional security for the payment and performance of the indenture obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the trustee pursuant to this indenture or otherwise; or

•	to provide for uncertificated notes in place of or in addition to certificated notes.

      The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) we fail to pay principal or interest (including contingent interest and additional amounts) or accrued principal accretion on any note when due, (2) we fail to convert any note into common stock as required by the indenture, or (3) we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

      Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Consolidation, Merger, Sale of Assets

      JAKKS shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of affiliated persons, or permit any of its subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of JAKKS and its subsidiaries on a consolidated basis to any other person or group of affiliated persons, unless at the time and after giving effect thereto:

•	either (a) JAKKS shall be the continuing corporation or (b) the person (if other than JAKKS) formed by such consolidation or into which JAKKS is merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of JAKKS and its subsidiaries on a consolidated basis (the “surviving entity”) shall be a corporation, a limited liability company, limited partnership, partnership, trust or other entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all the obligations of JAKKS under the notes and the indenture and the registration rights agreement, and the indenture and the registration rights agreement shall remain in full force and effect;

•	immediately before and immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

•	JAKKS or the surviving entity shall have delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

      In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which JAKKS is not the continuing corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of JAKKS and JAKKS would be discharged from its obligations under the indenture, the notes and the registration rights agreements.

      Notwithstanding the foregoing, JAKKS may merge or consolidate with or into or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets to a direct or indirect wholly owned subsidiary of JAKKS without complying with the above provisions in a transaction or series of transactions in which JAKKS remains the obligor on the notes.

      An assumption by any person of JAKKS’ obligations under the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Registration Rights

      This prospectus is part of a shelf registration statement under the Securities Act that was filed to register resales of the notes and the shares of common stock into which the notes are convertible. The notes and the common stock issuable upon conversion of the notes are referred to collectively as registrable securities.

      Holders of the registrable securities that sell registrable securities pursuant to the shelf registration statement are required to deliver information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement within the periods set forth in the registration rights agreement in order to have their registrable securities included in the shelf registration statement. If a holder fails to do so, the registrable securities held by such holder will not be entitled to be registered and such holder will not be entitled to receive any of the additional amounts described in the following paragraph.

      If the shelf registration statement shall cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) which shall exceed 30 days in the aggregate in any 3-month period or 60 days in the aggregate in any 12-month period (such event being referred to as a “registration default”), we will pay additional amounts to each holder of registrable securities, from and including the date following the registration default but excluding the day on which the registration default has been cured, who has timely provided the required selling securityholder information to us. The amount of additional amounts payable during any period during which a registration default shall have occurred and be continuing is:

•	in the case of notes, at a rate per year equal to 0.250% for the first 90-day period and at a rate per year equal to 0.500% thereafter of the accreted principal amount of such notes, or

•	in the case of common stock issued upon conversion of the notes, at a rate per year equal to 0.250% for the first 90-day period and 0.500% thereafter of the accreted principal amount of the holder’s converted notes.

      So long as a registration default continues, we will pay additional amounts in cash on June 15 and December 15 of each year to the holder of record of the notes or shares of common stock issued upon conversion of the notes, as the case may be, on the immediately preceding May 15 or November 15. Following the cure of the registration default, additional amounts will cease to accrue with respect to such registration default.

      We will use our best efforts to cause the shelf registration statement to be effective for a period ending on the earliest of (1) two years after the later of the last date of original issuance of any of the notes and the date on which we or any of our affiliates owned any of the notes, (2) the date on which holders of registrable securities are able to sell all of the registrable securities immediately without restriction pursuant to Rule 144(k) under the Securities Act, (3) the date when all of the registrable securities of those holders that have provided the information required are registered under the shelf registration statement and disposed of in accordance with the terms of the shelf registration statement, and (4) the date when all of the registrable securities of those holders that have provided the information required have ceased to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise).

      We will be permitted to prohibit offers and sales of registrable securities pursuant to the shelf registration statement under certain circumstances and subject to certain conditions for a period not to exceed an aggregate of 30 days in any three-month period (any period during which offers and sales are prohibited being referred to as a “suspension period”).

      Upon the initial sale of registrable securities, each selling securityholder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things:

•	identify the sale as a transfer pursuant to the shelf registration statement;

•	certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

•	certify that the selling securityholder and the aggregate principal amount of notes or number of shares of common stock, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

      The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us or the initial purchaser upon request.

Satisfaction and Discharge

      We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity or any redemption date, or any repurchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

      Except as otherwise provided herein, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Transfer and Exchange

      We expect to appoint a security registrar, paying agent, bid solicitation agent, calculation agent and conversion agent. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent, bid solicitation agent, calculation agent or conversion agent;

•	appoint additional paying agents, bid solicitation agents, calculation agents or conversion agents; or

•	approve any change in the office through which any security registrar, paying agent, bid solicitation agent, calculation agent or conversion agent acts.

Repurchase and Cancellation

      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

      We may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

      We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

      The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

      Wells Fargo Bank, N.A. is the trustee under the indenture. The trustee is permitted to deal with JAKKS and any affiliate of JAKKS with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

Book-Entry, Delivery and Form

      We initially issued the notes in the form of one global security. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part only to DTC or another nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      We believe that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts credited were designated by the initial purchaser. Ownership of beneficial interests in the global security is and will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is and will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

      Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

      So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      We will make payments of principal and interest (including contingent interest) and accrued principal accretion on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest (including contingent interest) and accrued principal accretion will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

      Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Restrictions on Transfer; Legends

      The notes and the shares of common stock which are issued upon conversion will be subject to certain restrictions on transfer set forth on the notes and in the indenture and on the share certificates, and certificates evidencing the notes and shares of common stock will bear the legend regarding such transfer restrictions set forth under “Transfer Restrictions.”

DESCRIPTION OF CAPITAL STOCK

General

      We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of November 21, 2003, 25,070,068 shares of our common stock were outstanding and owned of record by 151 persons, and no shares of our preferred stock were outstanding.

Common Stock

      Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Holders of common stock will be entitled to receive ratably dividends, if any, declared from time to time by our Board of Directors, and will be entitled to receive ratably all of our assets available for distribution to them upon liquidation. Holders of common stock have no preemptive, subscription or redemption rights. All the currently outstanding shares of our common stock are, and all shares of our common stock that may be issued upon conversion of the notes offered, upon issuance, will be, fully paid and nonassessable.

Preferred Stock

      Our certificate of incorporation currently provides that we are authorized to issue up to 5,000,000 shares of “blank check” preferred stock. Without any further approval by our stockholders, our Board of Directors may designate and authorize the issuance, upon the terms and conditions it may determine, of one or more classes or series of preferred stock with prescribed preferential dividend and liquidation rights, voting, conversion, redemption and other rights. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock. Under certain circumstances, the issuance of preferred stock could also make it more difficult for a third party to gain control of JAKKS, discourage bids for the common stock at a premium or otherwise adversely affect the market price of our common stock. We do not currently have any shares of preferred stock outstanding.

      The transfer agent for our common stock is U.S. Stock Transfer Corporation, Glendale, California.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, and where noted, the common stock, as of the date of this prospectus.

Except where noted, this summary deals only with a note held as a capital asset by a U.S. holder, and it does not deal with special situations. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to persons holding the notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of the notes whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

      If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

      No statutory, administrative or judicial authority directly addresses all of the tax consequences relating to the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes. The Internal Revenue Service (the IRS) has issued a revenue ruling with respect to instruments similar to the notes. This ruling supports certain aspects of the treatment described below. However, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences of these particular notes. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

      If you are considering purchasing the notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

      The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes.

      For purposes of this discussion, a U.S. holder is a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Classification of the Notes

      Under the indenture governing the notes, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below. The remainder of this discussion assumes that the notes will be so treated and does not address any possible differing treatments of the notes. However, the application of the Contingent Debt Regulations to instruments such as the notes is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the notes to common stock, and might recognize capital gain or loss upon a taxable disposition of its notes. Holders should consult their tax advisors concerning the tax treatment of holding the notes.

Accrual of Interest

      Under the Contingent Debt Regulations, actual cash payments on the notes, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

•	require you to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

•	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the notes.

      You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

•	the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the notes.

      The issue price of a note was the first price at which a substantial amount of the notes was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the notes. If you purchase a note at a price other than at its issue price, see the discussion under “— Purchasers of Notes at a Price Other Than the Adjusted Issue Price.”

      Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes. We have determined the comparable yield of the notes based on the rate, as of the initial issue date, at which we would issue a fixed-rate, nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the notes. Accordingly, we have determined that the comparable yield is an annual rate of 9.375%, compounded semi-annually.

      We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the notes and estimates the amount and timing of contingent interest payments and payment upon maturity on the notes taking into account the fair market value of the common stock that might be paid upon a conversion of the notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in “Summary — Our Corporate Information.” By purchasing the notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the notes.

      The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the notes and do not constitute a projection or representation regarding the actual amount of the payments on a note.

Adjustments to Interest Accruals on the Notes

      If the actual contingent payments made on the notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year. If you receive in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•	second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

•	third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

Sale, Exchange, Conversion, Repurchase or Redemption

      Upon the sale, exchange, conversion, repurchase or redemption of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the notes. As a holder of a note, you agree that under the Contingent Debt Regulations, we will report the amount realized as including the fair market value of our stock that you receive on conversion or repurchase as a contingent payment. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the notes. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the notes were held for greater than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

      Special rules apply in determining the adjusted tax basis of a note. Your adjusted tax basis in a note is generally increased by original issue discount (before taking into account any adjustments) you previously accrued on the notes, and reduced by the projected amount of any payments previously scheduled to be made on the notes.

      Under this treatment, your tax basis in the common stock received upon conversion or repurchase of a note will equal the then current fair market value of such common stock. Your holding period for our common stock received will commence on the day of conversion or repurchase.

      Given the uncertain tax treatment of instruments such as the notes, you should contact your tax advisers concerning the tax treatment on conversion of a note and the ownership of the common stock.

Purchasers of Notes at a Price other than the Adjusted Issue Price

      If you purchase a note in the secondary market for an amount that differs from the adjusted issue price of the note at the time of purchase, you will be required to accrue interest income on the note in accordance with the comparable yield even if market conditions have changed since the date of issuance. You must reasonably determine whether the difference between the purchase price for a note and the adjusted issue price of a note is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the note, a change in interest rates since the note were issued, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a “positive adjustment” or a “negative adjustment” to your interest inclusion. If the purchase price of a note is less than its adjusted issue price, a positive adjustment will result, and if the purchase price is more than the adjusted issue price of a note, a negative adjustment will result. To the extent that an adjustment is attributable to a change in interest rates, it must be reasonably allocated to the daily portions of interest over the remaining term of the note.

      To the extent that the difference between your purchase price for the note and the adjusted issue price of the note is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the note (and not to a change in the market interest rates), you will be required to reasonably allocate that difference to the contingent payments. Adjustments allocated to the contingent payments will be taken into account when the contingent payments are made. Any negative or positive adjustment of the kind described above made by you will decrease or increase, respectively, your tax basis in the note.

      Certain U.S. holders will receive Forms 1099-OID reporting interest accruals on their note. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from your purchase of a note in the secondary market at a price that differs from its adjusted issue price on the date of purchase. You are urged to consult your tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

Constructive Distributions

      The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

Non-U.S. Holders

      The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term “non-U.S. holder” means a beneficial owner of a note or share of common stock that is not a U.S. holder.

      Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations”, “passive foreign investment companies”, “foreign personal holding companies”, corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments with respect to the Notes

      The 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest (including amounts taken into income under the accrual rules described above under “— U.S. Holders” and a payment of common stock pursuant to a conversion or repurchase) on a note, provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest (including original issue discount) on a note is described in Section 881(c)(3)(A) of the Code;

•	our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(1) of the Code and we are not a “U.S. real property holding corporation”; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations.

      Special certification rules apply to holders that are pass-through entities.

      If you cannot satisfy the requirements described above, payments of interest (including original issue discount) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest (including original issue discount) paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      If you are engaged in a trade or business in the United States and interest (including original issue discount) on a note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax if you satisfy the certification requirement described under “Payments with respect to the Notes”) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

     Payments on Common Stock and Constructive Dividends

      Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see “— Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

      As more fully described under “Description of the Notes — Registration Rights,” upon the occurrence of certain enumerated events we may be required to pay additional amounts to you. Payments of such additional amounts may be subject to federal withholding.

     Sale, Exchange or Redemption or Repurchase of Shares of Common Stock

      Any gain realized upon the sale, exchange, redemption, repurchase or other disposition of a share of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by you,

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

      An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

      We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation” and our common stock is and continues to be regularly traded on an established securities market, only a non-U.S. holder of common stock who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.

     U.S. Federal Estate Tax

      The U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that any payment to you on the notes, including original issue discount, would be eligible for exemption from the 30% federal withholding tax under the rules described under “Payments with Respect to the Notes” without regard to the certification requirement described in the sixth bullet point. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

      If you are a U.S. holder of notes, information reporting requirements generally will apply to all payments we make to you and the proceeds from a sale of a note or share of common stock made to you, unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to report in full interest and dividend income.

      In general, if you are a non-U.S. holder, you will not be subject to backup withholding and information reporting with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the statement described above under “— Payments with respect to the Notes.” We must report annually to the IRS and to each non-U.S. holder the amount of interest and dividends paid to such holder and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

      In addition, if you are a non-U.S. holder, payments of the proceeds of a sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries are subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

MATERIAL ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase, ownership and disposition of the notes and the common stock issuable upon conversion of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”); plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”); and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA plan”) and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

      In considering the purchase of notes or the common stock issuable upon conversion of the notes to be held as the assets of any plan, a fiduciary should determine whether the investment in the notes or the common stock issuable upon conversion of the notes is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person that engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA plan that engaged in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

      Whether or not any of our underlying assets are deemed to be “plan assets,” as described below, the purchase and holding of the notes or the common stock issuable upon conversion of the notes by an ERISA plan with respect to which we or the initial purchaser are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes or the common stock issuable upon conversion of the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the purchase and holding of the notes or the common stock issuable upon conversion of the notes. These class exemptions include, without limitation, PTCE 91-38 regarding bank collective investment funds, PTCE 90-1 regarding insurance company pooled separate accounts, PTCE 84-14 regarding transactions determined by independent qualified professional asset managers, PTCE 95-60 regarding life insurance company general accounts and PTCE 96-23 regarding transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

      ERISA and the Code do not define “plan assets.” However, regulations (the “plan asset regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the plan asset regulations. Although there is little pertinent authority, it is anticipated that the notes will not constitute an equity interest in the issuer. However the common stock issuable upon conversion of the notes will constitute an equity interest in the issuer.

      It is not anticipated that (i) the issuer will be an investment company registered under the Investment Company Act or (ii) the issuer will monitor whether investment in the common stock issuable upon conversion of the notes by benefit plan investors will be “significant” for purposes of the plan asset regulations. It is anticipated that the issuer will qualify as an “operating company” and/or the common stock issuable upon conversion of the notes will constitute “publicly offered securities,” each within the meaning of the plan asset regulations, although no assurances can be given in this regard.

Plan Asset Consequences

      If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might engage would constitute “prohibited transactions” under ERISA and the Code.

Representation

      Accordingly, by acceptance of the notes (or any interest therein) or the common stock issuable upon conversion of the notes (or any interest therein), each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted either that (i) for the entire period during which such purchaser or transferee holds its interest in the notes, or the common stock issuable upon conversion of the notes, no portion of the assets used by such purchaser or transferee to acquire and hold its interest in the notes or common stock issuable upon conversion of the notes constitute assets of any plan or (ii) the acquisition and holding of the notes (or any interest therein) or the common stock issuable upon conversion of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable similar laws.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing notes or common stock issuable upon conversion of the notes on behalf of, or with the assets of, any plan, consult with their counsel to determine whether such plan is subject to Title I of ERISA, Section 4975 of the Code or any similar laws.

SELLING SECURITYHOLDERS

      The notes were originally issued by us and sold by Bear, Stearns & Co. Inc. (the “initial purchaser”) on June 9, 2003 in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers or other institutional accredited investors. As used herein, selling securityholders includes their transferees, pledgees or donees or their successors, selling shares received from a named selling securityholder after the date of this prospectus. Selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

      The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders on or prior to October 28, 2003. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $98.0 million aggregate principal amount of notes outstanding.

      The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 50 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. No selling securityholder named in the table below beneficially owns one percent or more of our common stock, based on 25,066,068 shares of common stock outstanding on October 28, 2003. Information concerning other selling securityholders will be set forth in prospectus supplements or, if appropriate, post-effective amendments to the registration statement of which this prospectus is a part, from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

	Principal Amount
	of Notes		Number of Shares of Common Stock
	Beneficially	Percentage
	Owned and	of Notes	Beneficially	Offered	Owned After
Selling Securityholder(1)	Offered Hereby(1)	Outstanding	Owned(1)(2)	Hereby	the Offering

Alpine Associates	$12,830,000	13.09%	641,500	641,500	0
Alpine Partners, L.P.	1,820,000	1.86	91,000	91,000	0
Barclays Global Investors Diversified Alpha Plus Funds	70,000	*	3,500	3,500	0
Bear Stearns & Co., Inc.	2,500,000	2.55	125,000 (3)	125,000 (3)	0 (3)
BNP Paribas Arbitrage	200,000	*	10,000	10,000	0
BNP Paribas Equity Strategies, SNC	2,664,000	2.72	144,977	133,200	11,777
BP Amoco PLC Master Trust	354,000	*	17,700	17,700	0
Calamos Market Neutral Fund — Calamos Investment Trust	2,500,000	2.55	125,000	125,000	0
CooperNeff Convertible Strategies (Cayman) Master Fund L.P.	2,454,000	2.50	122,700	122,700	0
CQS Convertible & Quantitative Strategies Master Fund Limited	4,500,000	4.59	225,000	225,000	0
Fore Convertible Master Fund Ltd.	3,000,000	3.06	150,000	150,000	0
Forest Fulcrum Fund LP	150,000	*	7,500	7,500	0
Forest Global Convertible Fund, Ltd., Class-A-5	800,000	*	40,000	40,000	0
Forest Mult-Strategy Master Fund SPC	225,000	*	11,250	11,250	0

	Principal Amount
	of Notes		Number of Shares of Common Stock
	Beneficially	Percentage
	Owned and	of Notes	Beneficially	Offered	Owned After
Selling Securityholder(1)	Offered Hereby(1)	Outstanding	Owned(1)(2)	Hereby	the Offering

Guggenheim Portfolio Company VIII, LLC	700,000	*	35,000	35,000	0
HFR CA Select Fund	1,000,000	1.02	50,000	50,000	0
Hotel Union & Hotel Industry of Hawaii Pension Plan	138,000	*	6,900	6,900	0
Jefferies & Company, Inc.	2,000	*	100	100	0
KBC Financial Products USA Inc.	950,000	*	47,500	47,500	0
LLT Limited	70,000	*	3,500	3,500	0
Lyxor/ Forest Fund Ltd.	375,000	*	18,750	18,750	0
Man Convertible Bond Master Fund, Ltd.	4,657,000	4.75	232,850	232,850	0
Man Mac 1 Limited	1,000,000	1.02	50,000	50,000	0
McMahan Securities Co. L.P.	500,000	*	25,000	25,000	0
Newport Alternative Income Fund	540,000	*	27,000	27,000	0
OIP Limited	705,000	*	35,250	35,250	0
Polaris Vega Fund L.P.	500,000	*	25,000	25,000	0
Relay 11 Holdings Co.	50,000	*	2,500	2,500	0
Sage Capital	2,850,000	2.91	142,500	142,500	0
San Diego County Employees Retirement Association	1,000,000	1.02	50,000	50,000	0
Silvercreek II Limited	1,465,000	1.49	73,250	73,250	0
Silvercreek Limited Partnership	3,290,000	3.36	164,500	164,500	0
Singlehedge US Convertible Arbitrage Fund	504,000	*	25,200	25,200	0
Sphinx Convertible Arbitrage Fund SPC	176,000	*	8,800	8,800	0
St. Thomas Trading, Ltd.	9,693,000	9.89	484,650	484,650	0
Sturgeon Limited	378,000	*	18,900	18,900	0
Sunrise Partners Limited Partnership	4,500,000	4.59	230,900	225,000	5,900
Topanga XI	306,000	*	15,300	15,300	0
Univest Convertible Arbitrage Fund Ltd.	50,000	*	2,500	2,500	0
Viacom Inc. Pension Plan Master Trust	12,000	*	600	600	0
Wolverine Asset Management, LLC	2,387,000	2.44	119,350	119,350	0

	Principal Amount
	of Notes		Number of Shares of Common Stock
	Beneficially	Percentage
	Owned and	of Notes	Beneficially	Offered	Owned After
Selling Securityholder(1)	Offered Hereby(1)	Outstanding	Owned(1)(2)	Hereby	the Offering

Xavex Convertible Arbitrage 4 Fund	50,000	*	2,500	2,500	0
Zazove Convertible Arbitrage Fund L.P.	5,500,000	5.61	275,000	275,000	0
Zazove Hedged Convertible Fund L.P.	1,500,000	1.53	75,000	75,000	0
Zazove Income Fund L.P.	1,500,000	1.53	75,000	75,000	0
Zurich Institutional Benchmarks Master Fund Ltd.	3,778,000	3.86	188,900	188,900	0
Any other holders of notes or future transferees from any holder(4)(5)	13,257,000	13.53	662,850	662,850	0

Total	$98,000,000	100.00%	4,922,077	4,900,000	22,077

(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

(2)	Assumes conversion at an initial conversion rate of 50 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. However, this conversion price will be subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Does not reflect the holder’s short position of 58,659 shares of common stock.

(4)	Information concerning other selling securityholders of notes will be set forth in a post-effective amendment to the Registration Statement of which this Prospectus forms a part from time to time, if required.

(5)	Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the initial conversion rate.

      Upon the initial sale of registrable securities, each selling securityholder will be required to deliver a notice of such sale to the trustee. The notice will, among other things:

•	identify the sale as a transfer pursuant to the shelf registration statement;

•	certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

•	certify that the selling securityholder and the aggregate principal amount of notes or number of shares of common stock, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

PLAN OF DISTRIBUTION

      The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

      In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

      The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes. See “Risk Factors — An active trading market for the notes may not develop.”

      In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and JAKKS and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the underlying common stock.

      Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (1) two years after the later of the last date of original issuance of any of the notes and the date on which we or any of our affiliates owned any of the notes, (2) the date on which holders of registrable securities are able to sell all of the registrable securities immediately without restriction pursuant to Rule 144(k) under the Securities Act, (3) the date when all of the registrable securities of those holders that have provided the information required are registered under the shelf registration statement and disposed of in accordance with the terms of the shelf registration statement, and (4) the date when all of the registrable securities of those holders that have provided the information required have ceased to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise).

      Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

      When we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of the notes and the common stock covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part, disclosing (a) the name of each such selling securityholder and of the participating broker-dealer or dealers, (b) the principal amount of the notes and the number of shares of common stock involved, (c) the price at which the notes and the common stock were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer or dealers, if applicable, and (e) other facts material to the transaction. In addition, when we are notified by any selling securityholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

      We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment.

LEGAL MATTERS

      The legality of the notes and the common stock into which the notes may be converted being offered hereby will be passed upon for us by Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, New York, New York. Murray L. Skala, a partner of that firm, is one of our directors. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon certain tax matters for us.

INDEPENDENT AUDITORS

      Our consolidated financial statements as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 incorporated by reference in this prospectus have been audited by PKF, Certified Public Accountants, A Professional Corporation, Los Angeles, California, independent auditors, as stated in their report incorporated by reference herein.

INCORPORATION OF DOCUMENTS BY REFERENCE

      This prospectus “incorporates by reference” certain of the reports and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you referring you to those documents. Information filed with the SEC after the date of this prospectus will update and supersede this information. The following documents filed with the SEC are incorporated by reference.

(1) Our Annual Report on Form 10-K for the year ended December 31, 2002;

(2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003;

(3) Our Current Report on Form 8-K filed with the SEC on October 21, 2003.

      Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 0-28104) after the date hereof are incorporated by reference until all of the securities offered by this prospectus are sold. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in those documents modifies or supersedes that statement. Any statements so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded. In addition, any supplement prepared in relation to this prospectus shall be deemed to supersede for all purposes any earlier supplement prepared in relation to this prospectus.

      We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Joel M. Bennett, c/o JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California, 90265 (telephone: 310-456-7799).

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended. In accordance with the Exchange Act, we file reports, proxy statement and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://ww.sec.gov that contains reports, proxy and information statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

$98,000,000

Convertible Senior Notes Due 2023 and

Shares of Common Stock Issuable Upon Conversion of the Notes

PROSPECTUS

                    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. The Registrant is paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable broker’s commissions and expenses. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$7,929.00
Legal fees and expenses	20,000.00
Accounting fees and expenses	5,000.00
Printing and engraving fees and expenses	10,000.00
Miscellaneous	2,071.00

Total	$45,000.00

Item 15.	Indemnification Of Directors And Officers

      The Registrant’s Certificate of Incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (DGCL). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (1) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

      In addition, the Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant’s request, another company who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      The Registrant maintains a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. This policy provides for $30 million in maximum aggregate coverage, including defense costs. The entire premium for such insurance is paid by the Registrant.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange

Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

      The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Description

4.1	Form of certificate evidencing shares of common stock(1)
4.2	Indenture, dated as of June 9, 2003, by and between the Registrant and Wells Fargo Bank(2)
4.3	Form of 4.625% Convertible Senior Note(2)
4.4	Registration Rights Agreement, dated as of June 9, 2003, by and among the Registrant and Bear, Stearns & Co. Inc.(2)
5.1	Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP(3)
8.1	Opinion of Simpson Thacher & Bartlett LLP(3)
12.1	Statement regarding computation of ratio of earnings to fixed charges(4)
23.1	Consent of PKF, Certified Public Accountants, A Professional Corporation(4)
23.2	Consent of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP (included in Exhibit 5.1)(3)
23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1)(3)
24.1	Power of Attorney(4)
25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, trustee under the Indenture(4)

(1)	Filed on May 1, 1996 as an exhibit to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-2048-LA), and incorporated herein by reference.

(2)	Filed on August 14, 2003 as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003.

(3)	Filed on October 31, 2003 as an exhibit to Pre-effective Amendment No. 1 to this Registration Statement.

(4)	Filed on September 5, 2003 as an exhibit to the initial filing of this Registration Statement.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs 1(i) and 1(ii) of this section do not apply if the registration statement on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs, is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malibu, State of California, on November 26, 2003.

JAKKS PACIFIC, INC.

By:	/s/ JACK FRIEDMAN

Jack Friedman
Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JACK FRIEDMAN Jack Friedman	Chairman and Chief Executive Officer (Principal Executive Officer)	November 26, 2003

/s/ JOEL M. BENNETT Joel M. Bennett	Chief Financial Officer (Principal Financial and Accounting Officer)	November 26, 2003

/s/ STEPHEN G. BERMAN Stephen G. Berman	Director	November 26, 2003

/s/ DAVID C. BLATTE David C. Blatte	Director	November 26, 2003

/s/ ROBERT E. GLICK Robert E. Glick	Director	November 26, 2003

/s/ MICHAEL G. MILLER Michael G. Miller	Director	November 26, 2003

/s/ MURRAY L. SKALA Murray L. Skala	Director	November 26, 2003

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Form of certificate evidencing shares of common stock(1)
4.2	Indenture, dated as of June 9, 2003, by and between the Registrant and Wells Fargo Bank(2)
4.3	Form of 4.625% Convertible Senior Note(2)
4.4	Registration Rights Agreement, dated as of June 9, 2003, by and among the Registrant and Bear, Stearns & Co. Inc.(2)
5.1	Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP(3)
8.1	Opinion of Simpson Thacher & Bartlett LLP(3)
12.1	Statement regarding computation of ratio of earnings to fixed charges(4)
23.1	Consent of PKF, Certified Public Accountants, A Professional Corporation(4)
23.2	Consent of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP (included in Exhibit 5.1)(3)
23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1)(3)
24.1	Power of Attorney(4)
25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, trustee under the Indenture(4)

(1)	Filed on May 1, 1996 as an exhibit to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-2048-LA), and incorporated herein by reference.

(2)	Filed on August 14, 2003 as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003.

(3)	Filed on October 31, 2003 as an exhibit to Pre-effective Amendment No. 1 to this Registration Statement.

(4)	Filed on September 5, 2003 as an exhibit to the initial filing of this Registration Statement.